Exhibit 10.9

Portions of this exhibit marked [*] are omitted and

are requested to be treated confidentially.

EXCLUSIVE LICENSE AGREEMENT

This Agreement is made effective the 26th day of May, 2006 (hereinafter called the “Effective Date”), by and between Dainippon Sumitomo Pharma Co., Ltd., a Japanese corporation having a place of business at 6-8 Doshomachi 2-chome, Chuo-ku, Osaka 541-0045, Japan (hereinafter called “DSP”), and Chelsea Therapeutics, Inc., a Delaware corporation having a place of business at 13950 Ballantyne Corporate Place, Suite 325, Charlotte, NC 28277, U.S.A. (hereinafter called “Chelsea”). DSP and Chelsea may be referred to herein individually as a “Party” or together, as the “Parties”.

WHEREAS, DSP owns certain intellectual property and proprietary information relating to “L-DOPS” (as defined below), and DSP is willing to grant an exclusive license and certain rights as more particularly set forth herein to Chelsea under such intellectual property and information and Chelsea desires such exclusive license and rights under such intellectual property and information, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the Parties covenant and agree as follows:

1. Definitions.

For the purpose of this Agreement, the following definitions shall apply.

1.1 “Affiliate” means any person, partnership, joint venture, limited liability company, corporation or other legal entity recognized in the world, including but not limited to subsidiaries, now or hereafter existing, in which a Party is directly or indirectly owned or controlled by, under common ownership or control with, or that owns or controls the subject Party. For purposes of this paragraph, “own” or “control” means direct or indirect ownership or control of:

(a) at least fifty percent (50%) of the outstanding shares or securities entitled to vote for the election of directors or similar managing authority of the subject entity, if such entity has voting shares or stock or other voting securities;

(b) at least fifty percent (50%) of the ownership interest representing the right to make the decisions for the subject entity, if such entity does not have voting shares or stock or other voting securities; or

(c) any other ability or power to elect at least one-half of the board of directors or similar managing authority of the subject entity, whether by contract or otherwise.

1.2 “Combination Product” means any Licensed Product that is a pharmaceutical preparation incorporating L-DOPS and one or more therapeutically active pharmaceutical ingredients as its main active ingredients.

1.3 “Compound” means the drug substance of L-DOPS.

1.4 “Control” means, with respect to any Patent, Know-How or any other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under, such Patent, Know-How or any other intellectual property right as provided for herein without violating the terms of any agreement or confidentiality obligations with any Third Party.

1.5 “Drug Master File” mean a reference file submitted by DSP to the FDA that is used in the review of investigational and marketing applications for human drugs and that, at a minimum, contains all information and know-how necessary to manufacture the Compound.

1.6 “Exploitation”, “Exploit” or “Exploiting” means to make, have made, import, have imported, export, have exported, use, have used, sell, have sold, offer for sale, or otherwise dispose of, including any and all discovery, research, development, registration, modification, enhancement, improvement, manufacture, storage, formulation, exportation, transportation, distribution, promotion and marketing activities related thereto.

1.7 “First Commercial Sale” means the first shipment of commercial quantities of any Licensed Product sold to a Third Party by a Party, its Affiliate or Sublicensee in any country after receipt of Marketing Authorization Approval for such Licensed Product in such country. Sales for test marketing, sampling and promotional uses or clinical trial or research purposes or compassionate uses shall not be considered to constitute a First Commercial Sale.

1.8 “Generic Competition” means, on a country-by-country basis and Licensed Product-by-Licensed Product basis, the presence of one or more Generic Products that, in the aggregate, have obtained sales greater than [*] percent ([*]%) of the combined sales of such Licensed Product together with such Generic Products in the relevant country of the Territory, as measured in the local currency, in any calendar quarter, and which Generic Product sales are evidenced by independent market data (where reasonably available and reliable), such as that published by IMS Health Incorporated or similar services.

1.9 “Generic Product” means a drug product that contains the same active pharmaceutical ingredient, dosage form and route of administration and is bioequivalent to and is intended for the same indication as a Licensed Product (inactive ingredients may vary) and is approved for marketing and sale by the relevant Governmental Authority in a country where such Licensed Product is sold. It is understood that the Generic Product shall not include L-DOPS marketed, manufactured or distributed in any manner by Chelsea, its Affiliates and/or Sublicensees.

1.10 “Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of: (i) any government of any country; (ii) a federal, state, provincial, county, city or other political subdivision thereof; or (iii) any supranational body, including but not limited to, the European Agency for the Evaluation of Medicinal Products.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.11 “Improvement” means any (i) new means of delivering L-DOPS (ii) new or revised formulations of L-DOPS, (iii) new use/indication of L-DOPS, or (iv) new manufacturing method/process of L-DOPS.

1.12 “Know-How” means all information regarding L-DOPS, including but not limited to, all information, formulations, materials, data, drawings, sketches, designs, testing and test results, records and Regulatory Documentation relating to L-DOPS.

1.13 “L-DOPS” means L-threo-3,4-dihydroxyphenylserine.

1.14 “Laws” means all laws, statutes, rules, regulations, including but not limited to, current Good Manufacturing Practice regulations as specified in 21 C.F.R. §§ 210 and 211; Investigational New Drug Application regulations at 21 C.F.R. § 312; NDA regulations at 21 C.F.R. § 314; relevant provisions of the Federal Food, Drug and Cosmetic Act, and other laws and regulations enforced by the United States Food and Drug Administration (“FDA”), ordinances and other pronouncements having the binding effect of law of any Governmental Authority.

1.15 “Licensed Field” means the treatment, palliation or prevention of all human diseases.

1.16 “Licensed Know-How” means any Know-How Controlled by DSP during the Term that is necessary or useful for the Exploitation of the Licensed Products in the Territory under this Agreement or is related to L-DOPS. Licensed Know-How does not include any Licensed Patents. Licensed Know-How includes, but is not limited to the items set forth in Exhibit B attached hereto.

1.17 “Licensed Patents” means all Patents that are Controlled by DSP or its Affiliates as of the Effective Date and at any time during the Term that claim or cover any invention necessary or reasonably useful for the Exploitation of the Licensed Products in the Territory under this Agreement. The Licensed Patents shall be listed on Exhibit A attached hereto and incorporated herein. The Parties recognize that there are no Licensed Patents as of the Effective Date. During the Term, DSP may file patent applications that fall into the Licensed Patents as set forth in Exhibit A. The Parties agree that upon filing the patent application, it shall be deemed a Licensed Patent under this Agreement, without modification of the milestone and royalty payments and other conditions provided for in this Agreement, and Exhibit A shall be automatically amended to add the patent application.

1.18. “Licensed Product” means a pharmaceutical preparation or formulation containing L-DOPS, whether or not such Licensed Product is used as a single agent or in combination with other therapeutically active components. Licensed Product includes Combination Products.

1.19 “Marketing Authorization Approval” means all approvals, licenses, registrations or authorizations required by or from a Governmental Authority in the Territory for sale and marketing of a Licensed Product in its jurisdiction, including any applicable pricing, final labeling and reimbursement approvals of such Governmental Authority.

1.20 “Net Sales” means the total gross receipts for sales of a Licensed Product received by or on behalf of Chelsea or any of its Affiliates or Sublicensees less the sum of the following: (a) usual trade discounts to customers, retroactive price reductions, or other allowances actually allowed or granted from the billed amount and taken; (b) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales; (c) allowances, rebates, credits and refunds for returned or defective Licensed Products; (d) shipping, freight, and insurance costs and (e) chargeback payments and rebates (or the equivalent thereof) actually granted to managed health care organizations, wholesalers, or to federal, state/provincial, local and other governments, including their agencies, purchasers, and/or reimbursers, or to trade customers, provided that total sum of deduction shall not exceed [*] percent ([*]%) of the total gross receipts.

For purposes of calculating Net Sales, “sale” shall include any transfer or other disposition for consideration, and Net Sales shall include the fair market value of all consideration received by Chelsea, its Affiliates or Sublicensees in respect of any sale of a Licensed Product, whether such consideration is in cash payment, in kind or in any other form, subject to the deductions in (a) – (e) above; provided, however, that sales of Licensed Products for clinical trials, test marketing, promotional or sampling purposes, or research purposes or compassionate uses shall not constitute Net Sales for purposes of this Agreement. Amounts received by Chelsea or its Affiliates or Sublicensees for the sale of Licensed Products among Chelsea and its Affiliates and Sublicensees for resale shall not be included in the computation of Net Sales hereunder.

1.21 “Orphan Drug Designation” means designation by FDA of a product as an orphan drug in accordance with the provisions of 21 C.F.R. § 316.20.

1.22 “Patents” means patents and patent applications including United States provisional applications and foreign priority applications and any continuations, continuations-in-part, divisionals, registrations, confirmations, revalidations, reissues, Patent Cooperation Treaty (PCT) applications, utility models, design patents, petty patents as well as all related extensions, restorations of terms and/or reissues and foreign counterparts of the foregoing and all other intellectual property related to the application or patent including supplementary protection certificates or any other such right; in each case, to the extent the same has not been held, by a court or Governmental Authority of competent jurisdiction, to be invalid or unenforceable in a decision from which no appeal can be taken.

1.23 “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, joint venture, proprietorship or other de jure entity organized under the Laws of any jurisdiction.

1.24 “Phase II Clinical Trial(s)” means, with respect to the United States, well-controlled clinical trials in human subjects, including clinical trials conducted in patients with a condition, and designed to evaluate clinical activity (including but not limited to, pertinent pharmacodynamic effects or biomarker

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

responses) and safety for a Licensed Product for one or more indications, as well as to obtain an indication of the dosage regimen required, as more fully defined in 21 C.F.R. § 312.21(b), as may be amended, and, with respect to any other country or jurisdiction, the equivalent of such a clinical trial in such other country or jurisdiction.

1.25 “Phase III Clinical Trial(s)” means, with respect to the United States, large-scale, pivotal, clinical trials conducted in a sufficient number of human patients whose primary objective is to obtain a definitive evaluation of the therapeutic efficacy and safety of a Licensed Product in patients for the particular indication in question that is needed to evaluate the overall risk-benefit profile of such Licensed Product and to provide an adequate basis for obtaining requisite regulatory approval(s) and product labeling, as more fully defined in 21 C.F.R. § 312.21(c), as may be amended, and, with respect to any other country or jurisdiction, the equivalent of such a clinical trial in such other country or jurisdiction.

1.26 “Reasonable Commercial Efforts” means efforts consistent with those generally utilized by companies of a similar size for their own internally developed pharmaceutical products of similar market potential, at a similar stage of their product life taking into account the existence of other competitive products in the market place or under development, the proprietary position of the product, the regulatory structure involved, the anticipated profitability of the product and other relevant factors. It is understood that such product potential may change from time to time based upon changing scientific, business and marketing and return on investment considerations.

1.27 “Regulatory Authority” means any applicable Government Authorities regulating or otherwise exercising authority with respect to the Exploitation of a Licensed Product in the Territory under this Agreement, including the FDA.

1.28 “Regulatory Documentation” means all appropriate future and then currently available documents, including but not limited to applications, registrations, licenses, authorizations and approvals, all appropriate future and then currently available correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all appropriate future and then currently available supporting documents and all appropriate future and then currently available clinical studies and tests, relating to L-DOPS, and all appropriate future and then currently available data contained in any of the foregoing, including all appropriate future and then currently available regulatory drug lists, advertising and promotion documents, adverse event files and complaint files possessed by DSP that are useful or necessary for Exploiting the Licensed Product and obtaining the Marketing Authorization Approvals in the Territory. Regulatory Documentation includes, but is not limited to the documents set forth in Exhibit B attached hereto.

1.29 “Sublicensee” means any sublicensee of Chelsea with respect to the license and rights granted under this Agreement.

1.30 “Third Party” means a Person who is not a Party or an Affiliate of a Party.

1.31 “Term” means the period from the Effective Date until the expiration of Chelsea’s obligation to pay royalties as described in Section 4.3 hereof.

1.32 “Territory” means all countries of the world excluding Japan, Korea, China and Taiwan.

2. Grant.

2.1 License. Subject to the terms of this Agreement, DSP hereby grants to Chelsea a worldwide, exclusive license and rights in the Licensed Field under the Licensed Know-How and Licensed Patents to Exploit L-DOPS and Licensed Products in the Territory.

2.2 Sublicenses. Chelsea may grant written sublicenses to Third Parties and its Affiliates with respect to the license and rights granted hereunder, provided that Chelsea shall provide DSP with a copy of any executed sublicense agreement within ten (10) days of its execution and shall have the Sublicensee(s) bound by applicable obligations no less strict than those contained in this Agreement. Further, upon DSP’s reasonable request, Chelsea shall provide DSP with information in its possession, subject to confidentiality, concerning identity, business operations and creditworthiness of any proposed or actual Sublicensee. Chelsea shall be solely responsible for any obligations which Chelsea may have under any sublicense agreement, including but not limited to transfer of the Licensed Know-How to the Sublicensee and DSP shall not be obligated to perform such Chelsea’s obligations, unless otherwise provided for in this Agreement or agreed upon between the Parties.

3. Technology Transfer; Diligence.

3.1 Joint Committee. Promptly after the Effective Date, the Parties shall establish a Joint Committee as described in this Section 3.1. The Joint Committee shall exist during the Term and shall meet as mutually agreed upon to discuss the status of Exploitation of Licensed Products by Chelsea, its Affiliates and Sublicensees, including but not limited to the following subjects;

1)	Requests for data and grounds for the requests,

2)	Development plan of the Improvements, and

3)	Confirmation of no negative influences of Exploitation of the Licensed Product in the Territory on Exploitation of the Licensed Product outside the Territory.

provided, however, that the Joint Committee shall have no authority to amend this Agreement and, except as set forth in Sections 3.2, 3.3, 3.6 and 7 of this Agreement and Sections 5.1 and 5.2 of the Supply Agreement (as defined in Section 7.2), shall have no authority to make decisions regarding this Agreement or the Exploitation of Licensed Products. The Joint Committee shall be comprised of at least two (2) representatives from each of Chelsea and DSP, or such other number as the Parties may agree (as set forth in Exhibit C attached hereto). The Joint Committee’s decisions on the matters set forth in Sections 3.2, 3.3, 3.6 and 7 of this Agreement and Sections 5.1 and 5.2 of the Supply Agreement shall be made by unanimous agreement and the Parties shall have good faith discussions and use their best efforts to reach unanimous agreement. In case that the Joint Committee cannot reach unanimous agreement, the matter in dispute shall be discussed in good faith by the presidents or other representatives of the Parties to have amicable solution and the Parties shall make their best efforts to have amicable solution on the matter within ninety (90) days. In case the Parties fail to amicably solve the matter within the ninety (90)-day period, the matter shall be solved pursuant to Section 11.4.

3.2 Know-How Transfer. Promptly after the Effective Date, DSP shall provide Chelsea with copies of Licensed Know-How which is possessed by DSP. Notwithstanding the foregoing, DSP shall have no obligation to provide Chelsea with Know-How related to manufacturing the active pharmaceutical ingredient of L-DOPS, provided that DSP shall file a Drug Master File with the FDA and shall use Reasonable Commercial Efforts to make such filing on or before June 1, 2007, provided that if Chelsea’s development of L-DOPS is delayed for any reason from the schedule in the development plan set forth in Exhibit D attached hereto, such deadline shall be adjusted to a later date according to the actual situation of Chelsea’s development of L-DOPS. DSP hereby grants Chelsea the right to reference the Drug Master File. In the event that DSP fails to file a Drug Master File with the FDA on or before June 1, 2007 or such later date, DSP shall provide Chelsea with the required information within ninety (90) days of the scheduled IND filing provided for in Exhibit D that will allow Chelsea to file an IND with the FDA. Chelsea shall reimburse DSP for all costs reasonably incurred in connection with such transfer, including but not limited to expenses of English translation, that are unanimously agreed upon by the Joint Committee.

3.3 Improvements. If during the Term, any Party (“Inventing Party”) reduces to practice an Improvement that it Controls, then it shall immediately disclose the same to the other Party (“Non-Inventing Party”). The Non-Inventing Party may receive a license for such Improvements during the Term of this Agreement. During the Term, (i) the Non-Inventing Party shall receive a perpetual, irrevocable, royalty-free, non-exclusive license to Exploit such Improvements, outside of the Territory if DSP is the Non-Inventing Party and in the Territory if Chelsea is the Non-Inventing Party, and solely in connection with the Exploitation of L-DOPS and (ii) the Inventing Party shall, subject to the Non-Inventing Party’s payment of all costs and expense reasonably incurred, transfer to the Non-Inventing Party copies of information, formulations, materials, data, drawings, sketches, and designs relating to such Improvement that are Controlled by the Inventing Party and are useful or reasonably necessary for the Non-Inventing Party to Exploit the Improvement, outside the Territory if DSP is the Non-Inventing Party and in the Territory if Chelsea is the Non-Inventing Party. The costs and expenses to be paid by the Non-Inventing Party for such transfer shall be unanimously agreed upon by the Joint Committee. DSP and Chelsea shall negotiate in good faith an agreement under which the Inventing Party shall grant the Non-Inventing Party a royalty-bearing, non-exclusive license to use such Improvements invented after expiration or termination of this Agreement.

3.4 Data. Chelsea, at DSP’s cost and expense, shall provide DSP with access to data it generates and Controls during the Term, relating to L-DOPS which Chelsea believes is useful or reasonably necessary for DSP to Exploit L-DOPS outside of the Territory. DSP shall have a perpetual, irrevocable, royalty-free non-exclusive right to use such data solely in connection with Exploiting L-DOPS outside of the Territory during and after the Term of this Agreement. DSP and Chelsea shall negotiate in good faith an agreement, under which either Party shall provide the other Party with a royalty-bearing, exclusive or non-exclusive access to data the Party generates and Controls after expiration or any termination of this Agreement.

3.5 Diligence. Chelsea shall use Reasonable Commercial Efforts to obtain Orphan Drug Designation for one or more Licensed Products from the FDA in a commercially reasonable period of time. Chelsea shall use Reasonable Commercial Efforts to bring the Licensed Product to market through a reasonably diligent program for the Exploitation of the Licensed Product, including formulation and packaging of the Licensed Product. Chelsea shall use Reasonable Commercial Efforts to secure the Marketing Authorization Approval in accordance with the development plan set forth in Exhibit D attached hereto. Particularly, Chelsea shall use Reasonable Commercial Efforts to file (i) one New Drug Application (“NDA”) with the FDA on or before [*], and (ii) one Marketing Authorization Application with the European Agency for the Evaluation of Medicinal Products on or before [*]. In addition, Chelsea shall use Reasonable Commercial Efforts to maximize the sales of the Licensed Products, provided that specific methods for such Reasonable Commercial Efforts shall be determined solely by Chelsea or its Sublicensee. Any of the obligations in this Section 3.5 and the development plan set forth in Exhibit D attached hereto may be modified by Chelsea subject to DSP’s written approval, which approval shall not be unreasonably withheld or delayed. DSP’s sole and exclusive remedy for any failure by Chelsea to perform its obligations under this Section 3.5 shall be to terminate this Agreement by providing Chelsea with sixty (60) days prior written notice, unless Chelsea commences or resumes to perform such obligations during such sixty (60) day period.

3.6 ADR Reporting. Each Party agrees to provide each other with adverse drug events occurring or having occurred in connection with the use of the L-DOPS and/or the Licensed Product which come into its knowledge. The Parties agree to handle data and information on adverse drug events occurring or having occurred in connection with the use of the L-DOPS and/or the Licensed Product according to the respective ICH-Guidelines, FDA requirements, requirements of the relevant European registration authorities, requirements of the Regulatory Authority and/or requirements of any other relevant regulatory authority. Any information furnished by either DSP or Chelsea under this Section 3.6 shall be treated as Confidential Information pursuant to Section 9 of this Agreement, provided that either Party may provide such information to the Regulatory Authority in compliance with any applicable law and/or regulation.

No later than the initiation by Chelsea of the first clinical trial of the Licensed Product in the Territory, the Parties shall negotiate in good faith and execute a Clinical Pharmacovigilance Agreement specifying the procedure for the exchange of information on the adverse drug events which may occur during the development of the Licensed Product.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

After completion of the last clinical trial for the application for the Marketing Authorization Approval for the first country in which such application is to be made, but no later than the expected date when Chelsea obtains the first Marketing Authorization Approval in the Territory, the Parties shall negotiate in good faith and execute a Post Marketing Pharmacovigilance Agreement which includes, without limitation, handling of post marketing studies and spontaneous or literature reports, surveillance in relation to the Licensed Product, in the Territory by Chelsea, its Affiliates and its Sublicensees, and outside the Territory by DSP, its Affiliates and its licensees, specifying the procedure for the exchange of information on the adverse drug events which may occur after the first commercial sale of the Licensed Product.

DSP shall be solely responsible for reporting adverse drug events to the regulatory authorities outside the Territory. Chelsea, as a party owning the Marketing Authorization Approval or any application thereof, including an IND and an NDA, shall be solely responsible for reporting adverse drug events to the Regulatory Authority in the Territory. The Parties will maintain a safety database for L-DOPS and the Licensed Product to enable the Parties to manage safety data collected and fulfill their own regulatory requirements.

3.6.1 Further Provisions. Both as an integral part of the procedures referred to in Section 3.6 and as a separate obligation under this Agreement, further provisions concerning the reporting and notification of adverse drug reactions shall be separately negotiated in good faith and agreed upon by the Parties promptly after Effective Date to comply with regulatory requirements.

3.7 Postponement. Upon receiving the Marketing Authorization Approval in any country of the Territory, Chelsea shall notify DSP in writing of that event, together with the expected date of First Commercial Sale, which shall not be unreasonably late after receiving the Marketing Authorization Approval. Chelsea may change such expected date of First Commercial Sale, at no cost to Chelsea, by notifying DSP in writing, together with rationale for such change, prior to the beginning of the calendar month during which the expected date of such First Commercial Sale is scheduled to occur. Chelsea may not postpone the expected date of First Commercial Sale (“Postponement”) more than once in any country of the Territory. In the event of a Postponement, other than due to a delay in supply of the Compound by DSP, Chelsea shall be responsible for and pay to DSP the costs of the Compound ordered under any firm order (whether such orders have been delivered by DSP or not) subject to the conditions set forth in the Supply Agreement, and Chelsea shall have no other responsibility to DSP as a result of such Postponement.

4. Consideration.

4.1 License Fee. Within sixty (60) days of the Effective Date: (i) Chelsea shall pay DSP One Hundred Thousand U.S. Dollars (US$100,000); and (ii)

subject to execution of a Subscription Agreement in substantially the form attached hereto as Exhibit E, Chelsea shall cause its Affiliate, Chelsea Therapeutics International, Ltd. (“CTI”), to issue to DSP CTI’s Common Stock with a value of Two Hundred Fifty Thousand U.S. Dollars (US$250,000), which value is based on the average closing price for the ten (10) trading days prior to the Effective Date.

4.2 Milestone Fees. Chelsea shall pay the amounts detailed below within thirty (30) days of the achievement of the corresponding milestones.

Milestone	Milestone Fee
Receipt of [*]	US$[*]. DSP may at its own discretion elect to receive US$[*] of such amount in the form of Common Stock of CTI, valued at the average closing price for the ten trading days prior to the date of the corresponding milestone, subject to execution of a Subscription Agreement in substantially the form attached hereto as Exhibit E.

The [*]	US$[*]

[*]	US$[*]

[*]	US$[*]

The first [*] US$[*]	US$[*]

Each milestone payment above shall only be made once under this Agreement upon the initial accomplishment of the relevant milestone.

4.3 Running Royalty. Chelsea shall pay DSP, within ninety (90) days following the end of each calendar year, [*] Percent ([*]%) of Net Sales of each Licensed Product by Chelsea, its Affiliates and its Sublicensees for the previous calendar year. All obligations of Chelsea to pay DSP royalties for Exploitation of Licensed Products shall expire (i) with respect to the North America which constitutes

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

USA, Canada and Mexico, eight (8) years after the First Commercial Sale in USA, and (ii) with respect to the remainder of the Territory, eleven (11) years after the First Commercial Sale in any country of UK, France, Italy, Germany and Spain, and upon expiration of the relevant royalty term, all of the licenses and rights granted to Chelsea hereunder shall become irrevocable, perpetual, fully-paid, and royalty-free.

4.4 Bundling. In the event that a Licensed Product is included as a “bundle” of products or services, Chelsea, as applicable, may discount the list price of the Licensed Product contained in the bundle in calculating the Net Sales of such Licensed Product for purposes of calculating royalties and milestones due under this Agreement by no more than the average percentage discount of all products in a particular “bundle,” calculated as [1-(A/B)] x 100, where “A” equals the total discounted price of a particular “bundle” of products, and “B” equals the sum of the undiscounted bona fide list prices of each unit of every product in such “bundle”. Chelsea shall provide to DSP, to the extent reasonably available or ascertainable, documentation establishing such average discount with respect to each “bundle”. If Chelsea cannot so establish the average discount of a “bundle,” Net Sales for the “bundled” Licensed Product shall be based on (i) the median selling price of the Licensed Product alone during the applicable calendar quarter, if the Licensed Product is sold in a non-”bundled” form during such calendar quarter, or, if such Licensed Product is not sold in a non-”bundled” form during such calendar quarter, (ii) the undiscounted list price of the Licensed Product in the “bundle”. If a Licensed Product in a “bundle” is not sold separately, and/or no bona fide list price exists for such Licensed Product or the other products included in the “bundle,” then the Parties shall negotiate in good faith, based on a commercially reasonable determination of the relative values and/or imputed prices of the “bundled” product’s constituent products and Licensed Product, and imputed discounts provided with respect thereto, an alternative determination of Net Sales with respect to the Licensed Product included in such “bundled” product consistent with the intent of this Section 4.4.

4.5 Combination Products. In the event a Licensed Product is sold which is a Combination Product, for purposes of determining payments due under Section 4.3, Net Sales of Combination Products shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A over A+B, in which A is the Gross Selling Price (as defined below) of the Licensed Product when such Licensed Product is sold in substantial quantities comprising L-DOPS as the sole therapeutically active ingredient during the applicable accounting period in which the Net Sales of the Licensed Product were calculated, and B is the Gross Selling Price of products incorporating solely the other therapeutically active ingredients contained in the Combination Product sold separately in substantial quantities during the applicable accounting period. In the event that no separate sale of either the Licensed Product comprising L-DOPS as the sole therapeutically active ingredient or products incorporating solely the other therapeutically active ingredients of the Combination Product are made during the accounting period in which the Net Sales were calculated, or if the Gross Selling Price for a product solely incorporating a particular therapeutically active ingredient cannot be determined for the applicable accounting period, Net Sales allocable to the Licensed Product and Combination Product shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on a reasonably equitable method of determining same that takes into account, in the Territory, variations in potency, the relative contribution of each therapeutically active ingredient in the Combination Product, and relative value to the end user of each therapeutically active ingredient. For purposes of this Section, “Gross Selling Price” shall mean the gross price at which a product incorporating such therapeutically active ingredient as the sole therapeutically active ingredient is sold to a Third Party, before discounts, deductions, credits, taxes or allowances.

4.6 Third Party Royalties. In the event that:

4.6.1 a Licensed Product, not to include Improvements or any future DSP’s Patents not existing as of the Effective Date, is deemed by a final, unappealable decision of a court of competent jurisdiction to infringe a claim of a patent(s) owned or controlled by a Third Party in any given country of the Territory, and Chelsea licenses such patent(s) in settlement of such claims (“Infringement License”), or

4.6.2 Chelsea determines, in its reasonable discretion, that it is commercially, reasonably necessary or advisable to pay royalties to a Third Party to obtain a license to practice any Third Party’s rights in order to Exploit a Licensed Product, not to include Improvements or any future DSP’s Patents not existing as of the Effective Date, in any given country of the Territory (“Necessary License”),

4.6.3 then Chelsea may deduct up to [*] percent ([*]%) of any fees, milestones, and royalties paid for such Infringement Licenses and Necessary Licenses due to such Third Parties (or such amounts paid by Chelsea in settlement of such infringement action) from the royalties otherwise due to DSP pursuant to Section 4.3 hereof, provided that the royalties to be paid by Chelsea pursuant to Section 4.3 shall be in no event less than [*] percent ([*]%) of Net Sales and provided that any additional amounts paid by Chelsea and not deducted shall be carried over to subsequent periods that royalties are due, and provided further that Chelsea shall provide DSP with detailed information on the Infringement Licenses and Necessary Licenses prior to obtaining such Infringement Licenses and Necessary Licenses.

4.7 Compulsory Licenses. Should a compulsory license be granted, or be the subject of a possible grant, to a Third Party under the applicable laws of any country in the Territory under the Licensed Patents licensed hereunder, Chelsea shall notify DSP, including any material information concerning such compulsory license, and the running royalty rate payable hereunder for sales of Licensed Products in such country shall be adjusted to match any lower royalty rate granted to such Third Party for such country with respect to the sales of such Licensed Products to the extent the Licensed Patents cover the Licensed Product, provided that during such periods such Third Parties sell or offer for sale under the compulsory license articles that compete with the Licensed Products then marketed and sold by Chelsea in that country.

4.8 Generic Competition. If the Licensed Product does not receive or maintain the Orphan Drug Designation in the USA, through no fault of Chelsea, its

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Affiliates or Sublicensees, and during the Term, there is Generic Competition in the country, then, on a Licensed Product-by-Licensed Product basis, the royalty to be paid on the Net Sales of the Licensed Product in the USA pursuant to Section 4.3, as it may be adjusted or affected by Sections 4.3, 4.5, and 4.6, will be reduced by [*] percent ([*]%).

4.9 Net Sales Report. Within sixty (60) days following the end of each calendar quarter following the First Commercial Sale in the Territory, Chelsea shall submit to DSP a written report setting forth Net Sales in the Territory on a country-by-country basis and Licensed Product-by-Licensed Product basis during such calendar quarter and calendar year-to-date, total royalty and milestone payments due to DSP, relevant sales and pricing data in support of royalties paid on Licensed Product sold as a “bundle” and Combination Products, and relevant information as necessary to support any reduction in royalties paid resulting from the application of Section 4 hereof. Net Sales reporting shall terminate upon expiration of the obligations of Chelsea to pay royalties pursuant to Section 4.3.

4.10 Payment Terms. Except as otherwise set forth herein, all sums due to DSP shall be payable in United States dollars. Except as otherwise set forth herein with respect to royalties and sales-based milestones, all other payments due hereunder shall be paid within thirty (30) days following receipt of an invoice requesting such payment. In this respect, Chelsea shall diligently and promptly notify DSP in writing of occurrence of any event of the milestone payment. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the New York foreign exchange rate quoted in The Wall Street Journal on the last business day of the relevant reporting period set forth in Section 4.9.

4.11 Financial Records; Audits. Chelsea shall keep at its corporate headquarters, accurate and complete records of milestones achieved and Net Sales, which are necessary to determine the amounts due to DSP under this Agreement. Such records shall be retained by Chelsea for at least the seven (7) calendar years following the end of the calendar year during which such Net Sales or milestones were achieved. During normal business hours and with reasonable advance written notice to Chelsea, such records shall be made available for inspection, review and audit, at the request of DSP, by an independent certified public accountant appointed by DSP and reasonably acceptable to Chelsea for the purpose of verifying the accuracy of accounting reports and payments pursuant to this Agreement. Such auditor shall be required to enter into a confidentiality agreement with Chelsea prior to performing the audit. The final report of the auditor, including methodology and supporting documentation, shall be transmitted to both Parties. Such audits may not be performed by DSP more than once per calendar

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

year and the right to audit shall terminate one (1) calendar year after expiration of the obligations of Chelsea to pay royalties pursuant to Section 4.3. All costs and expenses incurred in performing any such audit shall be paid by DSP unless the audit discloses at least a five percent (5%) shortfall in payments made with respect to a calendar quarter, in which case Chelsea shall bear the reasonable, documented cost of the audit. DSP shall be entitled to recover any shortfall in payments as determined by such audit and Chelsea shall pay such shortfall to DSP in such manner as mutually agreed upon by the Parties.

5. Certain Warranties.

5.1 Mutual Representations and Warranties. Chelsea and DSP each represents and warrants to the other, with respect to itself and not the other Party, as of the Effective Date that:

5.1.1 Such Party: (i) is a company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization; (ii) has the requisite corporate power and authority and the legal right to conduct its business as now conducted and hereafter contemplated to be conducted; and (iii) has obtained or will obtain all necessary licenses, permits, consents, or approvals from or by, and has made or will make all necessary notices to, all Governmental Authorities having jurisdiction over such Party that are required for such Party’s performance of this Agreement;

5.1.2 The execution, delivery and performance of this Agreement by such Party: (i) are within the corporate power of such Party; (ii) have been duly authorized by all necessary or proper corporate action; (iii) do not conflict with any provision of the organizational documents of such Party; (iv) do not, to the best of such Party’s knowledge, violate any Law or any order or decree of any court or Governmental Authority; and (v) do not violate or conflict with any terms of any indenture, mortgage, deed of trust, lease, loan, agreement or other instrument to which such Party is a party, or by which such Party is bound; and

5.1.3 This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

5.2 DSP Representations and Warranties. DSP represents and warrants to Chelsea as of the Effective Date that:

5.2.1 DSP Controls all of the rights, title and interest in and to its respective Licensed Patents and Licensed Know-How as necessary to grant the licenses provided under this Agreement;

5.2.2 DSP does not have any present knowledge from which it would reasonably conclude that the Licensed Patents are invalid or that their exercise would infringe patent rights of Third Parties;

5.2.3 DSP has not omitted to furnish Chelsea with any material information requested by Chelsea, or intentionally concealed from Chelsea any material information in its possession concerning L-DOPS or the subject matter of the transactions contemplated by this Agreement, which DSP reasonably considers would be material to Chelsea’s decision to enter into this Agreement and to undertake the commitments and obligations set forth herein;

5.2.4 Neither DSP nor any of its Affiliates is a party to or otherwise bound by any oral or written contract or agreement that will result in any Person obtaining any interest in, or that would give to any Person any right to assert any claim in or with respect to, any rights granted to Chelsea under this Agreement;

5.2.5 DSP has not, and during the Term of the Agreement will not, grant any right to any Third Party relating to the Licensed Patents or Licensed Know-How, which conflicts with the rights granted to Chelsea hereunder. During the Term, DSP shall not, without the prior written consent of Chelsea, encumber the Licensed Patents with liens, mortgages, security interests or another similar interest that would give the holder the right to convert the interest into patent ownership, unless the encumbrance is expressly subject to the licenses herein;

5.2.6 DSP has, up to and including the Effective Date, furnished Chelsea with all information, which DSP reasonably considers to be material for Chelsea to evaluate the utility or safety of L-DOPS;

5.2.7 DSP has furnished, or will furnish (in accordance with the terms of this Agreement), to Chelsea appropriate tangible manifestations of the Licensed Know-How which DSP Controls as of the Effective Date;

5.2.8 DSP has taken reasonable measures, using its good faith business judgment, to protect the confidentiality of the Licensed Know-How;

5.2.9 The Licensed Patents listed on Exhibit A are, as of the Effective Date, the only Patents Controlled by DSP claiming L-DOPS, the manufacturing thereof or the use thereof; and

5.2.10 With respect to the Licensed Patents and the technology claimed therein:

(i) No Patent within the Licensed Patents is the subject of any pending interference, opposition, cancellation or other protest proceeding;

(ii) Relative to the Licensed Patents and the technology claimed therein, DSP has no knowledge of any claim pending, threatened, or previously made alleging infringement or misappropriation of any patent, trade secret, or other intellectual property right of any Third Party;

(iii) There are no additional inventors of the Licensed Patents other than those currently named as inventors;

(iv) The Licensed Patents were not supported in whole or part by any government or private funding, and if they were, Chelsea has received all documentation relating to such support; and

(v) DSP is not aware of any Third Party activities which would constitute misappropriation or infringement of the Licensed Patents.

5.3 Disclaimer of Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 5, NEITHER PARTY MAKES AND EACH PARTY EXPRESSLY DISCLAIMS, WAIVES, RELEASES AND RENOUNCES ANY OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES ARISING FROM ANY COURSE OF DEALING OR PERFORMANCE OR USAGE OF TRADE.

6. Patents.

6.1 Prosecution and Maintenance of Licensed Patents. DSP shall file, prosecute (including but not limited to, by conducting interferences, oppositions and reexaminations or other similar proceedings), and maintain (by timely paying all maintenance fees, renewal fees and other applicable fees and costs) all Licensed Patents in such countries of the Territory as agreed upon between the Parties. DSP shall keep Chelsea informed of the updated situation relating to the Licensed Patents. Chelsea shall cooperate with DSP so far as reasonably necessary with respect to furnishing all information and data in its possession reasonably necessary to obtain or maintain such Licensed Patents. DSP shall have no obligation to file, prosecute (including but not limited to, by conducting interferences, oppositions and reexaminations or other similar proceedings), and maintain (by timely paying all maintenance fees, renewal fees and other applicable fees and costs) any Licensed Patents in the other countries of the Territory, provided that, if requested by Chelsea, DSP shall conduct those actions under the name of DSP at the expense of Chelsea and the relevant Licensed Patents shall be owned by DSP. Upon expiration or termination (not including any termination by DSP pursuant to Section 8.2 or 8.3 and by Chelsea pursuant to Section 8.4) of this Agreement, Chelsea shall have a perpetual, irrevocable, royalty-free exclusive right to use such Licensed Patents, Licensed Know-How and Improvements solely in connection with Exploiting L-DOPS in the Territory after the Term of this Agreement

6.2 Patent Infringement.

6.2.1 Infringement Claims. With respect to any and all Claims instituted by Third Parties against Chelsea, DSP, or any of their respective Affiliates for patent infringement involving the manufacture, use, license, marketing or sale of a Licensed Product during the Term (each, a “Patent Infringement Claim”), DSP and Chelsea shall assist one another and cooperate in the defense and settlement of such Patent Infringement Claims at the other Party’s request.

6.2.2 Infringement of Patents.

(a) In the event that Chelsea or DSP becomes aware of actual or threatened infringement of a Licensed Patent, within the Licensed Field in the Territory during the Term, that Party shall promptly notify the other Party in writing, which notice shall include any known material details concerning such infringement. Chelsea shall have the first right, but not the obligation, to bring an infringement action against any Third Party in respect of such Licensed Patent. If Chelsea elects to pursue such infringement action, Chelsea shall be solely responsible for the costs and expenses associated with such action and all recoveries (including settlements) shall be applied as follows: (i) first to reimburse Chelsea for any reasonable, documented expenses incurred in respect of such action; (ii) second, to reimburse DSP for any reasonable, documented expenses incurred in respect of such action; and (iii) any remaining amounts shall be allocated as follows: (a) any amounts attributable to lost profits shall be treated as Net Sales, and Chelsea shall pay to DSP royalties due on such amounts in accordance with Section 4 of this Agreement; and (b) any amounts not attributable to lost profits shall be allocated on the basis of [*] percent ([*]%) to DSP and [*] percent ([*]%) to Chelsea.

(b) During the Term, in the event that Chelsea does not undertake an infringement action under Section 6.2.2(a), upon Chelsea’s written consent, which shall not be unreasonably withheld, refused, conditioned or delayed, DSP shall be permitted to undertake an infringement action, at DSP’s sole expense, and, if required, in the relevant Party’s name or the relevant Party’s Affiliate’s name and on the relevant Party’s or the relevant Party’s Affiliate’s behalf. If a particular Party is attempting to undertake an infringement action pursuant to this Section 6.2.2, but such Party is not recognized by the applicable court or other relevant body as having the requisite standing to pursue such action, then such Party may join the other Party as a party-plaintiff. If DSP elects to pursue such infringement action, DSP may be represented in such action by attorneys of its own choice and at its own expense, with DSP taking the lead in such action. In the event that DSP brings any such action after Chelsea has elected not to pursue such action, DSP shall be solely responsible for the costs and expenses associated with such action and all recoveries (including settlements) shall be applied as follows: (i) first to reimburse DSP for any expenses incurred in respect of such action; (ii) second, to reimburse Chelsea for any expenses incurred in respect of such action; and (iii) (a) any amounts attributable to lost profits shall be treated as Net Sales, and Chelsea shall pay to DSP royalties due on such amounts in accordance with Section 4 of this Agreement; and (b) any amounts not attributable to lost profits shall be allocated on the basis of [*] percent ([*]%) to DSP and [*] percent ([*]%) to Chelsea.

6.3 Assistance. For purposes of this Section 6, the Party not bringing suit or defending any suit shall execute such legal papers necessary for the prosecution or defense of such suit as may be reasonably requested by the Party bringing suit or defending any suit. The reasonable, documented out-of-pocket costs and expenses of the Parties shall be reimbursed out of any damages, settlements or other monetary awards recovered as set forth in Section 6.2.2. Any remaining damages, settlements or other monetary awards shall be divided as specified in Section 6.2.2. No settlement, consent judgment or other voluntary final disposition of a suit under this Section 6 may be entered into by a Party without the joint written consent of the other Party (which consent shall not be unreasonably withheld, delayed, or conditioned).

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

7. Supply.

7.1 Clinical Supply. DSP shall supply Chelsea with all of Chelsea’s requirements of the Compound for use in clinical trials. The price of the Compound supplied to Chelsea hereunder for clinical use shall be Japanese Yen [*] ([*]) per kilogram on the basis of FCA Kansai International Airport in Japan, as defined by INCOTERMS 2000 as amended. Sections 4 and 7 of the License Agreement shall apply mutatis mutandis to delivery of and payment for the Compound for clinical use hereunder.

7.2 Commercial Supply. DSP shall supply Chelsea with all of Chelsea’s requirements of the Compound for commercial use on such terms and conditions as provided for in the Supply Agreement (the “Supply Agreement”) attached hereto as Exhibit F, which shall become effective upon the dosing of the first patient in Chelsea’s Phase III Clinical Trial using a Licensed Product. The Supply Agreement shall be an integral part of this Agreement, and in case of conflict between this Agreement and the Supply Agreement, this Agreement shall prevail.

The Compound for commercial supply shall be sold to Chelsea at such price in Japanese Yen as agreed upon between the Parties pursuant to the Supply Agreement on the basis of FCA Kansai International Airport in Japan, as defined by INCOTERMS 2000 as amended.

In the event such supply price for commercial supply exceeds an average price (excluding any special or time-limited discount prices) quoted by a Third Party to Chelsea for the Compound with substantially similar specifications (the “Market Price”) to the Compound supplied by DSP as determined by the Joint Committee, Chelsea and DSP shall discuss in good faith the possibility of reduction of the supply price to the level of the Market Price. In the event Chelsea and DSP do not agree to the reduction of the supply price within one hundred twenty (120) days of the commencement of negotiations as a result of a good faith dispute, then Chelsea may use the Compound manufactured by itself or its designee reasonably acceptable to DSP, which acceptance shall not be unreasonably withheld or delayed, and the royalty paid by Chelsea pursuant to Section 4.3 shall increase by one percent (1%) with respect to the Net Sales of Licensed Products containing the Compound not supplied by DSP. The Parties recognize that in the case Chelsea may use the Compound manufactured by itself or its designee, Chelsea will need substantial time and resources to prepare for such case and therefore, Chelsea may initiate its preparation for manufacture of the Compound, including but not limited to selection of candidates of its designated manufacturer, before Chelsea has the right to use the Compound manufactured by it or its designee hereunder, provided that DSP shall have no obligation to provide its Know-How on manufacturing of the Compound to Chelsea or Chelsea’s designee for the purpose of such Chelsea’s preparation.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Notwithstanding the foregoing, in the event (i) any facility involved in the manufacture or storage of the Compound hereunder is prohibited from, or materially adversely affected in its ability to, produce, store, or otherwise be involved in the provision of the Compound to Chelsea under this Agreement by the appropriate Regulatory Authorities or due to such failure to comply; or (ii) the termination of the Supply Agreement by Chelsea pursuant to Section 11.3 or 11.4 of the Supply Agreement (each a “Back-up Trigger”), DSP shall provide to Chelsea the reasonable Know-How necessary to manufacture the Compound so that Chelsea may manufacture the Compound by itself or its designee reasonably acceptable to DSP and there shall be no such increase in royalty. In case of the occurrence of the Back-up Trigger described in (i) above, Chelsea and DSP shall discuss in good faith and determine (i) the estimated period that DSP cannot supply the Compound and (ii) the quantity of the Compound which DSP cannot supply during the estimated period, and during such estimated period, Chelsea may manufacture the Compound by itself or its designee or procure the Compound from any third party. If, after such estimated period, DSP can demonstrate to Chelsea that it has cured the event giving rise to such Back-Up Trigger and is able to supply to Chelsea, on a long-term basis, the Compound in accordance with the Supply Agreement, then Chelsea shall, recommence the purchase of the Compound from DSP.

8. Term and Termination.

8.1 Term. Unless otherwise mutually agreed to by the Parties or earlier terminated as provided herein, this Agreement shall continue in effect for the Term.

8.2 Termination for Material Breach. Either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event that the other Party materially breaches its obligations under this Agreement; provided that, if such breach can be cured, the breaching Party shall have sixty (60) days after receipt of written notice thereof from the non-breaching Party to cure such breach. Any such termination shall become effective at the end of such 60-day period unless the breaching Party has cured any such breach prior to the expiration of such 60-day period (or, if such breach is capable of being cured but cannot be cured within such 60-day period, the breaching Party has commenced and used diligent efforts to cure such breach, provided that, in such instance, such cure must have occurred within one hundred twenty (120) days after receipt of written notice thereof from the non-breaching Party).

8.3 Termination for Bankruptcy. This Agreement may be terminated by either Party within thirty (30) days upon written notice in case the other Party makes an assignment for the benefit of creditors or become involved in receivership, bankruptcy (but excluding Chapter 11 bankruptcy under the U.S. Bankruptcy Act, and the Japanese Civil Rehabilitation Law and the Japanese Corporate Reorganization Law) or other insolvency or debtor relief proceedings, or any similar proceedings, or in proceedings, voluntary or forced, whereby the other Party is limited in the free and unrestrained exercise of its own judgment as to the carrying out of the terms of this Agreement.

8.4 Termination by Chelsea. Chelsea may terminate this Agreement at any time for its convenience by providing DSP with sixty (60) days prior written notice containing the rationale of the termination.

8.5 Effects of Termination.

8.5.1 Effect of Termination for Material Breach.

(a) Material Breach by Chelsea. In the event this Agreement is terminated by DSP pursuant to Section 8.2 for material breach by Chelsea, all licenses and rights granted by DSP to Chelsea or its Affiliates under this Agreement shall terminate.

(b) Material Breach by DSP. In the event this Agreement is terminated by Chelsea pursuant to Section 8.2 for material breach by DSP, all licenses and rights granted by DSP to Chelsea or its Affiliates under this Agreement prior to termination shall survive, and all of the licenses and rights granted to Chelsea under this Agreement shall become irrevocable, perpetual and royalty-free, subject to Chelsea’s continued obligation to pay milestones hereunder.

8.5.2 Effect of Termination by Chelsea. In the event this Agreement is terminated by Chelsea pursuant to Section 8.4 all licenses and rights granted by DSP to Chelsea or its Affiliates under this Agreement shall terminate. Upon termination by Chelsea pursuant to Section 8.4, Chelsea shall not continue Exploitation of L-DOPS. Upon termination by Chelsea, except due to material breach by DSP pursuant to Section 8.2, Chelsea shall promptly assign the Regulatory Documentation including the Marketing Authorization Approval free of charge to DSP and shall promptly settle the outstanding amount of the payments for L-DOPS supplied by DSP and of the costs of the transfer of the Licensed Know-How.

8.5.3 Sublicenses. If this Agreement is terminated by DSP for Chelsea’s breach, pursuant to Section 8.2, all sublicenses and rights with Third Parties regarding the licenses and rights hereunder granted to Chelsea by DSP hereunder prior to such termination shall be automatically assigned to DSP upon such termination, subject to the payment of any amounts due thereunder to DSP, in order to permit such Sublicensees’ continued quiet enjoyment of their rights thereunder in accordance with the terms thereof; provided, however, that such assignment shall not subject DSP to any obligations or liabilities in excess of those imposed by this Agreement.

8.6 Accrued Rights; Surviving Obligations. Except as provided elsewhere, termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination or expiration. Such termination or expiration shall not relieve any Party from obligations that are expressly or by implication intended to survive termination or expiration of this Agreement, including but not limited to, definitions, rights to payment, and Sections 3.3, 3.4, 4.10, 4.11, 8.5, 8.6, 9, 10 and 11.4 and shall not affect or prejudice any provision of this Agreement which is expressly or by implication provided to come into effect on, or continue in effect after, such termination or expiration. Notwithstanding anything herein to the contrary, all rights granted to the data under Section 3.4 shall survive.

9. Confidential Information.

9.1 Definition. “Confidential Information” means confidential or proprietary information, data or know-how, whether provided in written, oral, visual or other form, provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, including but not limited to, the terms of this Agreement and information relating to the Disclosing Party’s existing or proposed research, development efforts, patent applications, business or products. Confidential Information shall not include any such information to the extent that the information: (i) is already known to the Receiving Party (other than under an obligation of confidentiality) at the time of disclosure (as evidenced by written records of the Receiving Party); (ii) is or becomes generally available to the public other than through any act or omission of the Receiving Party; (iii) is disclosed to the Receiving Party without obligation of confidentiality by a Third Party who had the legal right to disclose such information; or (iv) is independently discovered or developed by or on behalf of the Receiving Party without the use or benefit of the Confidential Information of the Disclosing Party (as evidenced by written records of the Receiving Party).

9.2 Confidentiality. The Receiving Party shall keep in confidence all Confidential Information of the Disclosing Party with the same degree of care it employs to maintain the confidentiality of its own Confidential Information, but no less than a reasonable degree of care. The Receiving Party shall not use such Confidential Information for any purpose other than in performance of or exercise of its rights or obligations under this Agreement or disclose the same to any other Person other than to the Receiving Party’s and its Affiliates’ (and, if applicable, the Sublicensees’) employees, agents, or subcontractors who have a need to know such Confidential Information to implement the terms of or exercise of the Receiving Party’s rights or obligations under this Agreement. The Receiving Party shall advise any employee, agent or subcontractor who receives Confidential Information of the Receiving Party’s obligations, and the Receiving Party shall ensure that all such agents, employees and subcontractors comply with such obligations as if they had been a Party hereto. The Receiving Party shall be liable for breach of this Section 9 by any of its employees, agents or subcontractors.

9.3 Permitted Disclosure and Use. The Receiving Party shall have the right to disclose Confidential Information if, in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is required by Law or the rules of any stock exchange, provided that, to the extent reasonably practicable, the Receiving Party gives adequate prior notice of such disclosure to the Disclosing Party to permit the Disclosing Party to intervene and to request protective orders or other confidential treatment. The Receiving Party shall cooperate reasonably with any such efforts by the Disclosing Party.

9.4 Confidentiality of this Agreement. The terms of this Agreement shall be deemed Confidential Information of each Party. Either Party may disclose the terms of this Agreement: (i) if, in the opinion of its counsel, such disclosure is required by Law, provided that such Party shall seek appropriate confidentiality of those portions of the Agreement for which confidential treatment or a protective order is typically permitted by the relevant Governmental Authority; or (ii) as necessary in connection with any financing, merger, strategic partnership, or other similar transaction, subject to the execution of a confidentiality agreement with the applicable Third Party that receives the information and terms.

9.5 Return. Unless otherwise provided for in this Agreement, upon termination of this Agreement, the Receiving Party shall return all documents or other media containing Confidential Information of the Disclosing Party, except that each Party may retain one copy of all Confidential Information solely for establishing its obligations under the Agreement.

9.6 Remedies. Money damages shall not be an adequate remedy if this Section 9 is breached and, therefore, either Party may, in addition to any other legal or equitable remedies, be entitled to seek an injunction or other equitable relief against such breach or threatened breach without the necessity of posting any bond or surety.

9.7 Survival. This Section 9 shall survive the expiration or termination of this Agreement for a period of ten (10) years.

10. Indemnification.

10.1 Indemnification by Chelsea. Subject to Sections 10.3 and 10.4, Chelsea shall defend, indemnify and hold harmless DSP and its Affiliates and each of their officers, directors, shareholders, employees, successors and assigns from and against all Claims of Third Parties, and all associated losses damages, claims, payments (collectively, “Losses”), to the extent arising out of: (i) Chelsea’s negligence or willful misconduct in performing any of its obligations or exercising its rights under this Agreement; (ii) breach by Chelsea of any of its representations, warranties, covenants, or agreements under this Agreement; or (iii) the Exploitation of Licensed Products by Chelsea, its Affiliates, agents, subcontractors or Sublicensees, except to the extent resulting from the negligence or willful misconduct, breach of this Agreement, or failure to comply with applicable Laws by DSP or its Affiliates, sublicensees, officers, directors, employees, contractors, agents, other representatives, successors, or assigns.

10.2 Indemnification by DSP. Subject to Sections 10.3 and 10.4, DSP shall defend, indemnify and hold harmless Chelsea and its Affiliates and each of their officers, directors, shareholders, employees, successors and assigns from and against all Claims of Third Parties, and all associated Losses, to the extent arising out of: (i) DSP’s negligence or willful misconduct in performing any of its obligations or exercising its rights under this Agreement; (ii) breach by DSP of any of its representations, warranties, covenants or agreements under this Agreement; or (iii) the Exploitation of Improvements by DSP, its Affiliates, agents, subcontractors or Sublicensees, except to the extent resulting from the negligence or willful misconduct, breach of this Agreement, or failure to comply with applicable Laws by Chelsea or its Affiliates, sublicensees, officers, directors, employees, contractors, agents, other representatives, successors, or assigns.

10.3 Procedure for Indemnification. A Party which intends to seek indemnification under this Section 10 (such Party hereinafter referred to as the “Indemnitee”) for a Loss in respect to a Claim by a Third Party (“Third Party Claim”), shall promptly give written notice thereof to the Party from whom indemnification is sought (such other Party hereinafter referred to as the “Indemnitor”) within a reasonable period of time after the assertion of such Third Party Claim; provided, however, that the failure to provide written notice of such Third Party Claim within a reasonable period of time shall not relieve Indemnitor of any of its obligations hereunder, except to the extent that Indemnitor is materially prejudiced by such failure. Indemnitor may assume the complete control of the defense, compromise or settlement of any Third Party Claim (provided that any settlement of any Third Party Claim that: (i) subjects Indemnitee to any non-indemnified liability; or (ii) admits fault or wrongdoing on the part of Indemnitee shall require the prior written consent of such Indemnitee, provided such consent shall not be unreasonably withheld), including, at its own expense, employment of legal counsel, and at any time thereafter Indemnitor shall be entitled to exercise, on behalf of Indemnitee, any rights which may mitigate the extent or amount of such Third Party Claim; provided, however, that if Indemnitor shall have exercised its right to assume control of such Third Party Claim, Indemnitee (x) may, in its sole discretion and at its own expense, employ legal counsel to represent it (in addition to the legal counsel employed by Indemnitor) in any such matter, and in such event legal counsel selected by Indemnitee shall be required to confer and cooperate with the counsel of Indemnitor in such defense, compromise or settlement for the purpose of informing and sharing information with Indemnitor; (y) shall, at Indemnitor’s own expense, make available to Indemnitor those employees, officers, contractors, and directors of Indemnitee whose assistance, testimony or presence is necessary or appropriate to assist Indemnitor in evaluating and in defending any such Third Party Claim; provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of Indemnitee; and (z) shall otherwise fully cooperate with Indemnitor and its legal counsel in the investigation and defense of such Third Party Claim.

10.4 Consequential Damages. IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, TREBLE OR CONSEQUENTIAL DAMAGES INCLUDING LOST PROFITS, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY.

11. Miscellaneous.

11.1 Public Announcements. Except as may be expressly permitted under this Section 11.1 or required by applicable Laws or the rules of any stock exchange, neither Party shall make any public announcement of any information regarding this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned, or delayed, subject to prior written notice to the other Party. To the extent reasonably practicable, each Party shall submit to the other Party any proposed announcements at least ten (10) business days prior to the intended date of publication of such announcement to permit review and the other Party shall provide its comments in writing within five (5) business days after receipt of the proposed announcement. The Party shall complete the announcement, taking the other Party’s comments into due consideration. Once any statement is approved for disclosure by the Parties or information is otherwise made public in accordance with the preceding sentence, either Party may make a subsequent public disclosure of the specific contents of such statement without further approval of the other Party.

11.2 Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other except as expressly provided in this Agreement. Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee benefits of such employees. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without such Party’s approval. For all purposes, Chelsea’s legal relationship under this Agreement to DSP shall be that of independent contractor. This Agreement is not a partnership agreement and nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers between the Parties.

11.3 Force Majeure. The occurrence of an event which materially interferes with the ability of a Party to perform its obligations or duties hereunder, which is not within the reasonable control of the Party affected (including any of its Affiliates and Sublicensees), and which could not with the exercise of due diligence have been avoided (“Force Majeure Event”), including but not limited to, fire, accident, strike, riot, civil commotion, act of God, inability to obtain raw materials, delay or errors by shipping companies or change in law, shall not excuse such Party from the performance of its obligations or duties under this Agreement, but shall merely suspend such performance during the Force Majeure Event. The Party subject to a Force Majeure Event shall promptly notify the other Party of the occurrence and particulars of such Force Majeure Event and shall provide the other Party, from time to time, with its best estimate of the duration of such Force Majeure Event and with notice of the termination thereof. The Party so affected shall use commercially reasonable efforts to avoid or remove such causes of nonperformance as soon as is reasonably practicable. Upon termination of the Force Majeure Event, the performance of any suspended obligation or duty shall promptly recommence. The Party subject to the Force Majeure Event shall not be liable to the other Party for any direct, indirect, consequential, incidental, special, punitive, exemplary or other damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement by reason of the occurrence of a Force Majeure Event, provided such Party complies in all material respects with its obligations under this Section 11.3.

11.4 Governing Law and Arbitration. This Agreement shall be governed by and construed and enforced in accordance with the laws of England, excluding that body of law known as choice of law, and shall be binding upon the

Parties in the United States and worldwide. All disputes with respect to this Agreement which cannot be solved amicably between the Parties shall be finally settled by arbitration held in the English language in accordance with the Rules of Arbitration of International Chamber of Commerce. The arbitration shall be held in Osaka, Japan if the arbitration is initiated by Chelsea and in Charlotte, North Carolina, USA if the arbitration is initiated by DSP. The award rendered by the arbitration shall in any case be final and binding upon the Parties hereto. Judgment upon the award may be entered in any court having jurisdiction thereof.

11.5 Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party; provided that either Party may assign this Agreement, in whole or in part, to any of its Affiliates if such Party guarantees the performance of this Agreement by such Affiliate; and provided further that either Party may assign this Agreement to a successor to all or substantially all of the assets or business of such Party to which this Agreement relates, whether by merger, sale of stock, sale of assets or other similar transaction. In any event, the assigning Party shall provide the other Party with ten (10) business days’ prior written notice of assignment. Any assignment in violation of this provision is void and without effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their permitted successors, legal representatives and assigns.

11.6 Notices. All demands, notices, consents, approvals, reports, requests and other communications hereunder must be in writing, in English, and shall be deemed to have been duly given only if delivered personally, by facsimile with confirmation of receipt, by airmail (first class, postage prepaid), or by overnight delivery using a globally-recognized carrier, to the Parties at the following addresses:

DSP:

Dainippon Sumitomo Pharma Co., Ltd.

33-94 Enoki, Suita, Osaka 564-0053, Japan

Attn: Director, Licensing

Facsimile: +81-6-6368-1573

Chelsea:

Chelsea Therapeutics, Inc.

13950 Ballantyne Corporate Place, Suite 325, Charlotte, NC 28277, USA

Attn: Simon Pedder, Ph.D.

Facsimile: +1-704-752-1479

or to such other address as the addressee shall have last furnished in writing in accord with this provision. Any such communication shall be deemed given: (i) when delivered, if personally delivered or sent by facsimile on a business day; (ii) on the seventh (7th) business day after posting, if sent by airmail; (iii) on the fourth (4th) business day after dispatch, if sent by an internationally recognized overnight courier; and (iii) upon receipt, if sent in any other manner.

11.7 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

11.8 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

11.9 Waiver. No waiver of any term or condition of this Agreement shall be effective unless set forth in a written instrument that explicitly refers to this Agreement that is duly executed by or on behalf of the waiving Party. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any prior, concurrent or future occasion. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by Law or otherwise, shall be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

11.10 Entire Agreement. This Agreement (including the appendices and schedules hereto) constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all previous agreements and understandings between the Parties, whether written or oral, including but not limited, to all proposals, negotiations, conversations, letters of intent, memoranda of understanding or discussions, between Parties relating to the subject matter of this Agreement and all past dealing or industry custom.

11.11 Modification. This Agreement may be altered, amended or changed only by a writing making specific reference to this Agreement and the clause to be modified, which amendment is signed by duly authorized representatives of Chelsea and DSP.

11.12 Counterparts. This Agreement may be executed in any two counterparts, each of which, when executed, shall be deemed to be an original and both of which together shall constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the dates indicated below.

DAINIPPON SUMITOMO PHARMA CO, LTD.		CHELSEA THERAPEUTICS, INC.

By:	/s/ Kenjiro Miyatake	By:	/s/ Simon Pedder
Name:	Kenjiro Miyatake	Name:	Simon Pedder, Ph.D.
Title:	President	Title:	President and Chief Executive Officer

EXHIBIT A

LICENSED PATENTS

REFERENCE NUMBER	COUNTRY	PATENT NUMBER	ISSUE DATE	APPLICATION SERIAL NUMBER

(No Licensed Patents exist as of the Effective Date. DSP has filed a patent application regarding [*] tablet in Japan (application number: [*]) and plans to file the corresponding patent applications in some countries of the Territory.)

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

EXHIBIT B

REGULATORY DOCUMENTATION AND LICENSED KNOW-HOW (1)

The Regulatory Documentation and Licensed Know-How delivered to Chelsea hereunder shall include, but not be limited to the items set forth below.

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

EXHIBIT C

JOINT COMMITTEE

Members from DSP:

Mitsutaka Nakamura, Ph.D.	Masumi Ueda, Ph.D.
Director,	Director,
Development Management Management	Technology Research and Development
Development Division	Technology Research and Development Center
Phone: +81-6-6337-5935	Phone: +81-6-6454-8176
Facsimile: +81-6-6368-1573	Facsimile: +81-6-6454-8153
Email: mitsutaka-nakamura@ds-pharma.co.jp	Email: masumi-ueda@ds-pharma.co.jp

Members from Chelsea:

L. Arthur Hewitt, Ph.D.	Michael J. Roberts, Ph.D.
VP, Drug Development	Director, Business Development
13950 Ballantyne Corporate Place	13950 Ballantyne Corporate Place
Suite 325	Suite 325
Charlotte, NC 28277, USA	Charlotte, NC 28277, USA
Phone: +1-704-341-1516 x102	Phone: +1-704-341-1516 x104
Facsimile: +1-704-752-1479	Facsimile: +1-704-752-1479
Email: hewitt@chelsearx.com	Email: roberts@chelsearx.com

EXHIBIT D

DEVELOPMENT PLAN

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

EXHIBIT E

FORM OF

SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) made as of the date set forth on the signature page hereof between Chelsea Therapeutics International, Ltd., a Delaware corporation having a place of business at 13950 Ballantyne Corporate, Place Suite 325, Charlotte, NC 28277 (the “Company”), and Dainippon Sumitomo Pharma Co., Ltd., a Japanese corporation having a place of business at 6-8 Doshomachi 2-chome, Chuo-ku, Osaka 541-0045, Japan (the “Subscriber”).

W I T N E S S E T H:

WHEREAS, the Company’s wholly owned subsidiary Chelsea Therapeutics, Inc. and the Subscriber are entering into an Exclusive License Agreement (the “License”) for L-DOPS, as defined therein, under which the Company is to issue to the Subscriber shares (the “Shares”) of its common stock, par value $0.0001 per share (“Common Stock”); and

WHEREAS, on the terms and conditions hereinafter set forth, the Subscriber desires to purchase from the Company, and the Company desires to sell to the Subscriber, a number of Shares.

NOW, THEREFORE, in consideration of the promises and the mutual representations and covenants hereinafter set forth, the parties hereto do hereby agree as follows:

1. PURCHASE AND SALE OF SHARES.

1.1 The number of Shares to be issued hereunder shall be                     , which is equal to U.S. $250,000 provided for in Section 4.1 of the License or U.S. $[*] provided for in Section 4.2 of the License divided by the average closing price of the Company’s Common Stock as reported on NASDAQ for the ten (10) trading days prior to the Effective Date (as defined in the License) or the date of the corresponding milestone in the License. The consideration for the Shares shall be the Subscriber’s execution and delivery of the License.

1.2 The closing hereunder (the “Closing”) shall be held at a date and time designated by the Company and the Subscriber pursuant to the License which date shall be no later than five (5) business days after satisfaction or waiver of the closing conditions set forth in Article 4 hereof. The Closing shall occur at the offices of the Company or such other place as may be agreed upon between the parties.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.3 The Company shall deliver, or cause to be delivered, the certificates representing the Shares purchased by the Subscriber hereunder as soon as practical after the Closing to the Subscriber’s address indicated on the signature page hereto, provided that the Company shall provide the Subscriber with such evidence as the Subscriber may reasonably request evidencing that the Subscriber’s rights as the holder of the Shares commence as of and from the Closing Date.

2. REPRESENTATIONS AND WARRANTIES OF SUBSCRIBER.

The Subscriber hereby represents and warrants to the Company as of the date hereof and the Closing Date as follows:

2.1 The Subscriber understands, acknowledges and agrees that the purchase of the Shares involves a high degree of risk including, but not limited to, the following: (i) an investment in the Company is highly speculative, and only investors who can afford the loss of their entire investment should consider investing in the Company and the Shares; (ii) the Subscriber may not be able to liquidate its investment; (iii) transferability of the Shares is extremely limited; (iv) in the event of a disposition of the Shares, the Subscriber could sustain the loss of its entire investment; and (v) since the Company has been a publicly traded company, the Company has not paid any dividends on its Common Stock and does not anticipate the payment of dividends in the foreseeable future.

2.2 The Subscriber is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

2.3 The Subscriber understands, acknowledges and agrees that: (i) the Subscriber is knowledgeable, sophisticated and has experience in making, and is qualified to make, decisions with respect to investments representing an investment decision like that involved in the purchase of the Shares and has prior investment experience, including investments in securities which are non-listed, unregistered and/or not traded on the New York Stock Exchange, AMEX, the Nasdaq National Market or Capital Market or any other national stock exchange; (ii) the market price of the Common Stock has been and continues to be volatile and the Subscriber has carefully evaluated the risks of an investment in the Shares; and (iii) the Subscriber is able to bear the economic risk of an investment in the Shares and the potential loss of such investment, which risk the Subscriber hereby assumes.

2.4 The Subscriber has received and reviewed this Agreement and documents filed by the Company with the Securities and Exchange Commission (the “SEC”, and such documents, the “SEC Filings”). For purposes of this representation, the parties agree that any information that that Company subsequently files with the SEC shall automatically update and supersede any previous information, provided that the Subscriber has been provided a copy of such SEC Filings or provides access to an automated service to provide such notification by e-mail. The Subscriber further represents that it has been furnished by the Company during the course of this transaction with all information regarding the Company which the Subscriber, its investment advisor, attorney and/or accountant has requested or desired to know or which is otherwise relevant to an investment decision, has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning the terms and conditions hereof and has received any additional information which the Subscriber or its advisors or agents has requested.

2.5 (a) The Subscriber has relied solely upon the information provided by the Company in making the decision to invest in the Shares. In evaluating the suitability of an investment in the Company, the Subscriber has not relied upon any representation or other information (whether oral or written) from the Company, or any agent, employee or Affiliate of the Company other than as set forth in this Agreement or resulting from the Subscriber’s own independent investigation. The Subscriber understands and acknowledges that nothing in this Agreement or any other materials provided to the Subscriber in connection with the subscription for the Shares or sale of the Shares constitutes investment, tax or legal advice. To the extent deemed necessary or advisable by the Subscriber in its sole discretion, the Subscriber has retained, at its sole expense, and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of this Agreement and its purchase of the Shares hereunder.

(b) No Shares were offered or sold to the Subscriber by means of any form of general solicitation or general advertising.

2.6 The Subscriber, either by reason of the Subscriber’s business or financial experience or the business or financial experience of the Subscriber’s professional advisors, has the capacity to protect the Subscriber’s own interests in connection with the transaction contemplated hereby.

2.7 The Subscriber understands, acknowledges and agrees that the issuance of the Shares hereunder has not been reviewed, recommended or endorsed by the SEC or any other securities regulatory authority or other governmental body or agency, since it is intended to be exempt from the registration requirements of Section 5 of the Securities Act pursuant to Regulation D promulgated under the Securities Act. The Subscriber shall not sell or otherwise transfer the Shares unless such transfer is registered under the Securities Act or unless an exemption from such registration is available. The Subscriber understands that if required by the laws or regulations or any applicable jurisdictions, the offering contemplated hereby shall be submitted to the appropriate authorities of such state(s) for registration or exemption therefrom.

2.8 The Subscriber understands, acknowledges and agrees that the Shares have not been registered under the Securities Act in reliance upon a claimed exemption under the provisions of the Securities Act which depends, in part, upon the Subscriber’s investment intention and the truth and accuracy of, and Subscriber’s compliance with, the representations, warranties, acknowledgments and covenants of Subscriber set forth herein. In this connection, the Subscriber hereby represents that the representations, warranties, acknowledgments and covenants of Subscriber set forth herein are true and correct, the Subscriber shall comply with the covenants set forth herein, and the Subscriber is purchasing the Shares for the Subscriber’s own account for investment purposes only and not with a view toward the resale or distribution to others and has no contract, undertaking, agreement or other arrangement, in existence or contemplated, to sell, pledge, assign or otherwise transfer the Shares to any other person. The Subscriber also represents that it was not formed for the purpose of purchasing the Shares. The Subscriber has no current plans to effect a “change of control” of the Company, as such term is understood in Rule 13d-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.9 The Subscriber understands that the Shares shall not be registered or available for sale in the public markets except as specifically provided herein, and Rule 144 promulgated under the Securities Act requires, among other conditions, a one-year holding period prior to the resale (in limited amounts) of Shares acquired in a non-public offering (and a two-year holding period for unlimited sales by non-Affiliates of the Company) without having to satisfy the registration requirements under the Securities Act. The Subscriber understands and hereby acknowledges that the Company is under no obligation to register any of the Shares under the Securities Act or any other applicable securities or “blue sky” laws.

2.10 The Subscriber consents to the placement of a legend on any certificate or other document evidencing the Shares substantially as set forth below, that such Shares have not been registered under the Securities Act or any other applicable securities or “blue sky” laws and setting forth or referring to the restrictions on transferability and sale thereof contained in this Agreement. The Subscriber is aware that the Company shall make a notation in its appropriate records with respect to the restrictions on the transferability of the Shares.

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THESE SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT AND APPLICABLE SECURITIES LAWS, OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED.

2.11 The address of the Subscriber furnished by the Subscriber on the signature page hereof is the Subscriber’s principal business address.

2.12 The Subscriber has full power and authority (corporate or otherwise) to execute, deliver, and perform this Agreement and to purchase the Shares and has taken all action necessary to authorize the execution, delivery and performance of this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

2.13 The Subscriber (a) is authorized and qualified to become an investor in the Company and the person signing this Agreement on behalf of such entity has been duly authorized by such entity to do so and (b) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

2.14 No authorization, approval, consent or license of any person is required to be obtained for the purchase of the Shares by the Subscriber, other than as have been obtained and are in full force and effect. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby shall not, result in any violation of or constitute a default under any material agreement or other instrument to which the Subscriber is a party or by which the Subscriber or any of its properties are bound, or to the best of the Subscriber’s knowledge, any permit, franchise, judgment, order, decree, statute, rule or regulation to which the Subscriber or any of its businesses or properties is subject.

3 REPRESENTATIONS BY AND COVENANTS OF THE COMPANY.

The Company hereby represents and warrants to the Subscriber as of the date hereof and the Closing Date that:

3.1 The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full corporate power and authority to conduct its business as currently conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which such qualification is necessary, except to the extent that the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, conditions (financial or otherwise), assets or results of operations of the Company and its subsidiaries as a whole (a “Material Adverse Effect”). The Company is not the subject of any pending or, to its knowledge, threatened investigation or administrative or legal proceeding in any state, federal or local jurisdiction.

3.2 (a) The authorized capital stock of the Company consists of 50,000,000 shares of capital stock, of which 45,000,000 are designated Common Stock and 5,000,000 of which are designated preferred stock. As of the date hereof, there were 19,565,304 shares of Common Stock issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and no shares of preferred stock outstanding. In addition, there are 4,927,880 shares of Common Stock reserved for issuance pursuant to outstanding options and warrants. All of the Shares issued by the Company have been issued in accordance with all applicable federal and other securities laws. Other than as set forth above, there are no other options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which the Company is bound or obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no preemptive rights or rights of first refusal or similar rights which are binding on the Company permitting any person to subscribe for or purchase from the Company shares of its capital stock pursuant to any provision of law, the Company’s Certificate of Incorporation or the Company’s By-laws, or pursuant to any agreement, contract or understanding to which the Company is a party. There are no shares or instruments containing anti-dilution or similar provisions that shall be triggered by the issuance of the Shares as described in this Agreement. Except as set forth in the SEC Filings, the Company does not own, directly or indirectly, any stock, partnership interest, joint venture interest or any other equity interest in, or security issued by, any person.

(b) The Shares have been duly authorized and, when issued, delivered and paid for in the manner set forth in this Agreement, shall be duly authorized, validly issued, fully paid and non-assessable. No further approval or authority of the stockholders or the Board of Directors of the Company shall be required for the issuance and sale of the Shares to be sold by the Company as contemplated herein.

3.3 The Company has all power and authority (corporate or otherwise) to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company, the authorization, sale, issuance and delivery of the Shares contemplated herein and the performance of the Company’s obligations hereunder has been taken. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

3.4 (a) The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby shall not result in the violation of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or Governmental Authority to or by which the Company or any subsidiary thereof is bound, or of any provision of the Certificate of Incorporation or By-Laws of the Company, and shall not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a default under, any lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company or any subsidiary thereof is a party or by which it is bound or to which any of its properties or assets is subject, nor result in the creation or imposition of any lien upon any of the properties or assets of the Company or any subsidiary thereof where such violation, breach, default or imposition would reasonably be likely to result in a Material Adverse Effect.

(b) No material consent, approval, authorization or other order of any Governmental Authority or other third-party is required to be obtained by the Company or any subsidiary thereof in connection with the authorization, execution and delivery of this Agreement or with the authorization, issue and sale of the Shares, except such filings as may be required to be made with the SEC, any stock exchange or quotation service and with any state or foreign blue sky or securities regulatory authority.

3.5 All reports required to be filed by the Company since January 1, 2005 under the Exchange Act have been duly filed with the SEC, complied at the time of filing in all material respects with the requirements of their respective forms and the rules and regulations thereunder, except to the extent updated or superseded by any subsequently filed report, were complete and correct in all material respects as of the dates at which the information was furnished, and such reports did not contain (as of their respective dates) any untrue statements of a material fact nor omitted to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or if amended, as so amended.

3.6 Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Shares by any form of general solicitation or general advertising.

3.7 To the best of the Company’s knowledge, the Company owns, or has the right to use, all patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets or other proprietary rights necessary to its business as now conducted without conflicting with or infringing upon the right or claimed right of any person under or with respect to any of the foregoing. The Company has not received any communications alleging that the Company has violated the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Company is not aware of any violation by a third party of any of the Company’s patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights.

3.8 Except as disclosed in the SEC Reports filed on or prior to the execution date of this Agreement: (i) the Company has not incurred any material liabilities or obligations, indirect, or contingent, or entered into any material oral or written agreement or other transaction which is not in the ordinary course of business or which could reasonably be expected to result in a material reduction in the future earnings or prospects of the Company; (ii) except as described in the SEC filings made prior to the execution date of this Agreement, the Company has not paid or declared any dividends or other distributions with respect to its capital stock and the Company is not in default in the payment of principal or interest on any outstanding debt obligations; (iii) there has not been any change in the capital stock of the Company other than the sale of the Shares, shares or options issued pursuant to stock option plans or purchase plans approved by the Company’s Board of Directors; and (iv) there has not been any other event or change that would have, individually or in the aggregate, a Material Adverse Effect.

3.9 The financial statements of the Company and the related notes contained in the SEC filings made by the Company prior to the execution date of this Agreement present fairly, in accordance with generally accepted accounting principles, the financial position of the Company as of the dates indicated, and the results of its operations, cash flows and the changes in shareholders’ equity for the periods therein specified, subject, in the case of unaudited financial statements for interim periods, to normal year-end audit adjustments. Such consolidated financial statements (including the related notes) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods therein specified, except that unaudited financial statements may not contain all footnotes required by generally accepted accounting principles. The Company has to the extent required complied in all material respects with the Sarbanes-Oxley Act of 2002.

4 CONDITIONS TO OBLIGATIONS OF EACH PARTY.

4.1 The Company’s obligation to complete the sale and issuance of the Shares to the Subscriber at the Closing is subject to the fulfillment on or prior to the Closing of the following conditions, which conditions may be waived at the option of the Company to the extent permitted by law:

(a) The representations and warranties made by the Subscriber in Article 2 hereof shall be true and correct when made, and shall be true and correct on and as of the Closing Date.

(b) All covenants, agreements and conditions contained in this Agreement to be performed by the Subscriber on or prior to such sale and issuance shall have been performed or complied with in all material respects.

(c) There shall not then be in effect any legal or other order enjoining or restraining the transactions contemplated by this Agreement.

(d) There shall not be in effect any law, rule or regulation prohibiting or restricting the issuance and sale of the Shares or requiring any consent or approval of any person which shall not have been obtained to issue or sell the Shares, or in either case to otherwise consummate the transactions contemplated hereby (except as otherwise provided in this Agreement).

(e) The Company shall have received the License executed by the Subscriber.

4.2 The Subscriber’s obligation to purchase the Shares at the Closing is subject to the fulfillment on or prior to the Closing of the following conditions, which conditions may be waived at the option of the Subscriber to the extent permitted by law:

(a) The representations and warranties made by the Company in Article 3 hereof shall be true and correct when made, and shall be true and correct on and as of the Closing Date (except for any representation or warranty that speaks as of a specific date, which shall be true and correct as of such date).

(b) All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to such purchase shall have been performed or complied with in all material respects.

(c) There shall not then be in effect any legal or other order enjoining or restraining the transactions contemplated by this Agreement.

(d) There shall not be in effect any law, rule or regulation prohibiting or restricting the issuance and sale of the Shares or requiring any consent or approval of any person which shall not have been obtained to issue or sell the Shares, or in either case to otherwise consummate the transactions contemplated hereby (except as otherwise provided in this Agreement).

5 COVENANTS OF COMPANY

5.1 The Company agrees to use commercially reasonable efforts:

(a) to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(b) to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(c) to furnish to the Subscriber upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as the Subscriber may reasonably request to avail itself of any similar rule or regulation of the SEC allowing it to sell any such securities without registration.

5.2 At any time commencing on June 1, 2006, if the Company shall determine to proceed with the actual preparation and filing of a registration statement under the Securities Act in connection with the proposed offer and sale of any of its securities by it or any of its security holders (other than a registration statement on Form S-4, S-8 or other limited purpose form), then the Company will give written notice of its determination to Subscriber. Upon the written request from Subscriber, within twenty (20) days after receipt of any such notice from the Company, the Company will, except as herein provided, cause all of the Shares (the “Registrable Securities”) to be included in such registration statement, all to the extent requisite to permit the sale or other disposition by the Subscriber; provided, further, that nothing herein shall prevent the

Company from, at any time, abandoning or delaying any registration. If any registration pursuant to this Section 5.2 shall be underwritten in whole or in part, the Company may require that the Registrable Securities requested for inclusion to be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. The right of the Subscriber to have shares registered pursuant to this Section 5.2 shall cease at such time as the Shares are freely saleable without the volume limitations of Rule 144.

6 MISCELLANEOUS.

6.1 This Agreement shall not be changed, modified or amended except by a writing signed by the parties to be charged, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged.

6.2 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina, excluding that body of law known as choice of law, and shall be binding upon the parties hereto in the United States and worldwide. All disputes with respect to this Agreement shall be brought and heard either in the North Carolina state courts located in Mecklenburg County, North Carolina, or the federal district court for the Eastern District of North Carolina located in Raleigh, North Carolina. The parties to this Agreement each consent to the in personam jurisdiction and venue of such courts. The parties agree that service of process upon them in any such action may be made if delivered in person, by courier service, by telegram, by facsimile or by first class mail, and shall be deemed effectively given upon receipt.

6.3 The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provisions shall be deemed dependent upon any other covenant or provision unless so expressed herein.

6.4 It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

6.5 The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

6.6 This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

6.7 The Subscriber represents and warrants that it has neither engaged, consented to nor authorized any broker, finder or intermediary to act on its behalf, directly or indirectly, as a broker, finder or intermediary in connection with the transactions contemplated by this Agreement. The Subscriber hereby agrees to indemnify and hold harmless the Company from and against all fees, commissions or other payments owing to any such person acting on behalf of the Subscriber hereunder.

6.8 Any covenant, agreement, representation or warranty made by the Company and the Subscriber herein that by its terms provides that it shall be performed, in whole or in part, after the Closing Date, including, without limitation, Articles 5.1 and 5.2, shall survive the execution of this Agreement and the delivery to the Subscriber of the Shares.

In witness whereof, each of the parties has caused this Subscription Agreement to be signed by its duly authorized representative.

DAINIPPON SUMITOMO PHARMA CO., LTD.

Signature

Kenjiro Miyatake
Name Typed or Printed

President
Title

6-8 Doshomachi 2-chome, Chuo-ku
Address

Osaka, Osaka 541-0045
City, State and Zip Code

+81-6-6503-4900
Facsimile Number

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

By:
Name:	Simon Pedder, Ph.D.
Title:	President and Chief Executive Officer

EXHIBIT F

SUPPLY AGREEMENT

This Supply Agreement (the “Agreement”) is entered into as of the [    ] day of [            ], 200[  ] (the “Effective Date”) by and between Dainippon Sumitomo Pharma Co., Ltd., a Japanese corporation having a place of business at 6-8 Doshomachi 2-chome, Chuo-ku, Osaka 541-0045, Japan (hereinafter called “DSP”), and Chelsea Therapeutics, Inc., a Delaware corporation having a place of business at 13950 Ballantyne Corporate Place, Suite 325, Charlotte, NC 28277, U.S.A. (hereinafter called “Chelsea”). DSP and Chelsea may be referred to herein individually as a “Party” or together, as the “Parties”.

INTRODUCTION

WHEREAS, DSP and Chelsea have executed the Exclusive License Agreement dated [            ], 200[  ] for “L-DOPS” (the “License Agreement”) under which DSP grants Chelsea the licenses and rights under certain intellectual property rights to develop and commercialize L-DOPS in the Territory; and

WHEREAS, in the License Agreement, DSP and Chelsea agree to execute a supply agreement which sets forth the terms and conditions of the supply of the Compound.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, DSP and Chelsea agree as follows:

1.	DEFINITIONS

1.0	As used herein, the following terms shall have the respective meanings set forth below. Capitalized terms not defined herein shall have the meaning set forth in the License Agreement.

1.1	“Affiliate” shall mean any person, partnership, joint venture, limited liability company, corporation or other legal entity recognized in the world, including but not limited to subsidiaries, now or hereafter existing, in which a Party is directly or indirectly owned or controlled by, under common ownership or control with, or that owns or controls the subject Party. For purposes of this paragraph, “own” or “control” means direct or indirect ownership or control of:

(a)	at least fifty percent (50%) of the outstanding shares or securities entitled to vote for the election of directors or similar managing authority of the subject entity, if such entity has voting shares or stock or other voting securities;

(b)	at least fifty percent (50%) of the ownership interest representing the right to make the decisions for the subject entity, if such entity does not have voting shares or stock or other voting securities; or

(c)	any other ability or power to elect at least one-half of the board of directors or similar managing authority of the subject entity, whether by contract or otherwise.

1.2	“cGMPs” shall mean the standards established by the FDA for current Good Manufacturing Practices, as specified in the Quality System Regulations set forth at 21 CFR Parts 210 and 211.

1.3	“Commercially Reasonable Efforts” shall mean efforts consistent with those generally utilized by companies of a similar size for their own internally developed pharmaceutical products of similar market potential, at a similar stage of their product life taking into account the existence of other competitive products in the market place or under development, the proprietary position of the product, the regulatory structure involved, the anticipated profitability of the product and other relevant factors. It is understood that such product potential may change from time to time based upon changing scientific, business and marketing and return on investment considerations.

1.4	“Compound” shall mean the active pharmaceutical ingredient dihydroxyphenylserine contained in the Licensed Product.

1.5	“DMF” shall have the meaning set forth in Section 2.3.

1.6	“Effective Date” shall mean the date first set forth above.

1.7	“FDA” shall mean the United States Food and Drug Administration.

1.8	“Finished Product” shall mean a packaged and labeled Licensed Product for commercial sale.

1.9	“First Commercial Sale” shall mean the first shipment of commercial quantities of any Finished Product sold to a Third Party by Chelsea, its Affiliate or Sublicensee in any country of the Territory after receipt of Marketing Authorization Approval in such country. Sales for test marketing, sampling and promotional uses or clinical trial or research purposes or compassionate uses shall not be considered to constitute a First Commercial Sale.

1.10	“L-DOPS” shall mean L-threo-3,4-dihydroxyphenylserine.

1.11	“Manufacturing Costs” shall mean, with respect to DSP’s manufacturing and supply of Compound to Chelsea hereunder, direct costs of all raw materials and direct labor used or consumed in such manufacture, packaging costs and expenses, quality assurance and quality control related expenses all of the foregoing shall be reasonable, documented, and as calculated in accordance with generally accepted accounting principles in Japan.

1.12	“Manufacturing Technology” shall mean all methods, processes, technology, information, data, results of tests, studies, and analyses, whether patentable or not, which are specifically related to the manufacturing process of the Compound and/or the Licensed Product, owned or controlled by DSP or its Affiliates as of the Effective Date or during the term of this Agreement.

1.13	“Marketing Authorization Approval” shall mean all approvals, licenses, registrations or authorizations required by or from the Regulatory Authority in the Territory for sale and marketing of the Finished Product in its jurisdiction, including any applicable pricing, final labeling and reimbursement approvals of such Regulatory Authority.

1.14	“Regulatory Authority” shall mean any applicable government authorities regulating or otherwise exercising authority with respect to making, importing, exporting, using, selling, offering for sale, or otherwise disposing of the Compound, the Licensed Product or the Finished Product, including any and all discovery, research, development, registration, modification, enhancement, improvement, manufacture, storage, formulation, transportation, distribution, promotion and marketing activities related thereto, in the Territory under this Agreement, including but not limited to the FDA in the USA.

1.15	“Specifications” shall mean those specifications pertaining to the Compound set forth in the DMF, and as described in Exhibit A hereto and made a part hereof, as modified to comply with the specifications pertaining to the Compound set forth in the Marketing Authorization Approval for the Licensed Product or as otherwise modified from time to time in accordance with Section 5.2.

1.16	“Sublicensee” shall mean any sublicensee of Chelsea with respect to the licenses and rights granted under the License Agreement.

1.17	“Supply Term” shall mean the period from the Effective Date (as defined in Section 1.6 above) until expiration or termination of the License Agreement.

1.18	“Territory” shall mean all countries of the world, excluding Japan, Korea, China and Taiwan.

1.19	“Third Party” shall mean a person or entity other than (a) DSP, any of its Affiliates or licensees for L-DOPS other than Chelsea, or (b) Chelsea, any of its Affiliates or Sublicensees.

2.	SUPPLY OF COMPOUND

2.1	Subject to the terms and conditions of this Agreement and the License Agreement, DSP shall supply Chelsea with, and Chelsea shall purchase from DSP, all of its requirements of the Compound to be used for manufacture and sale of the Finish Product by Chelsea, its Affiliates and Sublicensees in the Territory.

2.2	The Joint Committee (as described in Section 3.1 of the License Agreement) shall meet as mutually agreed upon to discuss the performance of this Agreement; provided, however, that the Joint Committee shall have no authority to amend this Agreement, except that they shall have the power to make the decisions described in Sections 5.1 and 5.2 hereof. In case that the Joint

Committee cannot reach unanimous agreement regarding any such matter, the matter in dispute shall be discussed in good faith by the presidents or other representatives of the Parties to have amicable solution and the Parties shall make their best efforts to have amicable solution on the matter within ninety (90) days. In case the Parties fail to amicably solve the matter within the ninety (90)-day period, the matter shall be solved pursuant to Section 12.3.

2.3	DSP agrees (i) that, with respect to the manufacture of the Compound, it will, on or before June 1, 2007, establish and maintain a Type II FDA Drug Master File (No. ) (“DMF”) in accordance with the requirements of the FDA, as well as any comparable files required by Regulatory Authorities in other countries within the Licensed Territory, (ii) immediately following the filing of the DMF, to provide Chelsea with letters of access to the DMF and any other comparable files and (iii) to further provide Chelsea with all necessary and useful information and data regarding the manufacture of the Compound to the extent necessary for Chelsea to prepare and defend any inquiries from the FDA and to satisfy regulatory requirements in the Licensed Territory. DSP further agrees to use Commercially Reasonable Efforts to assist Chelsea with respect to the DMF in obtaining Marketing Authorization Approval from FDA, as well as from any other government or agency which may be required for the marketing of the Licensed Product in any other country within the Licensed Territory.

3.	FORECASTING AND ORDERING

3.1	Supply Forecast

3.1.1	Initial Projection

Eighteen (18) months prior to the beginning of the calendar quarter which contains the expected date of the First Commercial Sale in the Territory, the Parties shall discuss in good faith the projected quantity requirements of the Compound for the first three (3) years following the First Commercial Sale in the Territory.

3.1.2	Rolling Forecast

Twelve (12) months prior to the beginning of the calendar quarter which contains the expected date of the First Commercial Sale in the Territory, Chelsea shall provide DSP with a good faith forecast of quantity requirements of the Compound for three (3) years following the First Commercial Sale in the Territory, including the quarterly quantities of the Compound for the first year and the yearly quantities of the Compound for the subsequent two (2) years. Chelsea shall update such forecast for the three (3)-year period on a rolling basis by the end of every calendar quarter thereafter during the term of this Agreement.

3.2	Firm Order

The first quarter of the rolling forecast placed by Chelsea pursuant to Section 3.1.2 above shall be deemed as a firm order. Chelsea shall designate a delivery date within the applicable calendar quarter at the time the forecast becomes a firm order. The quantity of the Compound in the firm order shall not be less than [*] percent ([*]%) nor more than [*] percent ([*]%) of the quantity specified in the latest forecast for the same quarter. In case the quantity in the firm order exceeds [*] percent ([*]%) of that in the latest forecast, DSP’s failure to supply the quantities exceeding [*] percent ([*]%) of that in the latest forecast shall not constitute a breach of this Agreement.

3.3	Postponement

Prior to receiving Marketing Authorization Approval in any country of the Territory, Chelsea may change the expected date of First Commercial Sale, at no cost to Chelsea, by notifying DSP in writing. Thereafter but prior to receiving Marketing Authorization Approval, Chelsea may postpone the expected date of First Commercial Sale one or more additional times (each, a “Postponement”) upon written notice to DSP. In the event of a Postponement, other than due to a delay by DSP, Chelsea shall be responsible for the costs of the Compound ordered under any Firm Order (whether such orders have been delivered by DSP or not) subject to the conditions set forth in Sections 4 and 5, and Chelsea and its sublicensees shall have no other responsibility to DSP as a result of such Postponement. DSP agrees that, provided that Chelsea is using Commercially Reasonable Efforts to achieve the First Commercial Sale, there shall be no limit on the number of Postponements or the duration of any Postponement, to the extent reasonable, that may be made by Chelsea prior to receiving Marketing Authorization Approval in any country of the Territory.

3.4	Minimum Order Quantity

The minimum order quantity (lot) per shipment shall be [*] kilograms ([*]kg) of the Compound.

3.5	Allocation in Case of Shortage

In the event that the Compound is, or is anticipated by DSP to be, in short supply, DSP shall notify Chelsea in writing of such circumstances as soon as possible, including the underlying reasons for such shortage.

Under the foregoing circumstances, DSP shall allocate to Chelsea an amount of the Compound proportionate to the quantity of Chelsea’s rolling forecast for the twelve (12)-month period immediately preceding such shortage divided by the total forecasted demand for the Compound of DSP and all of DSP’s customers (including Chelsea) for the same period, provided that DSP shall reserve the right to adjust the foregoing allocation scheme, taking into account any prevailing ethical considerations and the relative strategic and financial significance of the markets involved.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

3.6	Minimum Purchase Requirement

Chelsea recognizes that DSP will need some initial investment to satisfy estimated Chelsea’s requirements for the Compound and therefore, Chelsea agrees to purchase at least [*] kilograms ([*]kg) of the Compound from DSP hereunder during the Supply Term after any Marketing Authorization Approval is obtained, taking such DSP’s investment into due consideration.

4.	DELIVERY

4.1	Delivery Terms

All of the Compound shall be delivered to Chelsea or such other co-signee as may be designated by Chelsea FCA (as defined by INCOTERMS 2000 as amended) at Kansai International Airport, Osaka, Japan.

4.2	Risk and Title

Except as provided for in Section 5, the risk of loss and damage for, and the title in, the Compound supplied hereunder shall pass to Chelsea upon delivery of the Compound by DSP to the carrier designated by Chelsea at Kansai International Airport, Osaka, Japan.

5.	QUALITY CONTROL

5.1	Conformity

All of the Compound supplied by DSP for the commercial use under this Agreement shall conform to the Specifications and cGMPs of the USA. In the event any laws, rules and regulations in the Territory, other than cGMPs of the USA, required DSP to modify the Specifications, DSP shall use its Commercially Reasonable Efforts to comply with such laws, rules and regulations. Any reasonable and documented costs and expenses unanimously agreed to by the Joint Committee, solely to meet and to satisfy the requirements of any laws, rules and regulations in the Territory, including cGMPs of the USA, shall be reimbursed to DSP by Chelsea according to the method of payment as determined by the Joint Committee, provided that in case that the Joint Committee does not approve the investment for the purpose of this Section 5.1 proposed by DSP and/or Chelsea, DSP shall have no obligation to invest in and implement such requirements and shall have no liability for non-implementation of such requirements.

5.2	Change Control

In the event that DSP intends any change in the Specifications, the location of the manufacture, the manufacturing process, or the raw materials, which requires approval of the Regulatory Authority, DSP shall first give a prior written notice to Chelsea and then obtain an approval from the Regulatory Authority, provided that prior to implementation of such change that requires Chelsea to pay the cost for, all such proposed changes, including amount and method of payment by

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Chelsea, shall be unanimously approved by the Joint Committee and then, all such proposed changes shall be approved by the applicable Regulatory Authority. In case that the Joint Committee does not approve such proposed changes, DSP shall have no obligation to invest in and implement such proposed changes and shall have no liability for non-implementation of such proposed changes.

5.3	Release

DSP shall perform quality assurance test of all the batches of the Compound manufactured by DSP in accordance with the methods of analysis and the Specifications approved by the FDA and shall release only the Compound from the batches which passed such quality assurance test. DSP shall furnish Chelsea with signed original certificates of quality assurance test for each batch of the Compound (the “Certificate of Analysis”). Such Certificate of Analysis shall certify with respect to each shipment and batch (identified by batch number) (i) the quantity of the shipment, and (ii) that the Compound delivered meets the Specifications, as well as any further information required by the relevant Regulatory Authority that Chelsea may have previously notified DSP is necessary. Chelsea or the Sublicensee shall be under no obligation to accept any shipment of Compound which does not accompany Certificate of Analysis.

5.4	Acceptance

Promptly after receipt of the Compound, Chelsea shall perform confirmatory quality assurance test of all the batches of the Compound in accordance with the Specifications by itself or its designee and notify DSP in writing within forty (40) days after receipt at Chelsea’s facilities or such other destination as may be designated by Chelsea of each shipment of the Compound if the confirmatory quality assurance test indicates that the delivered Compound does not meet the Specifications. On Chelsea’s failure to notify DSP of the non-conformance to the Specifications within such forty (40)-day period, Chelsea shall be deemed to have accepted the delivered Compound.

Upon receipt by DSP of the notice of non-conformance from Chelsea, each Party shall re-test the Compound which Chelsea alleges does not conform to the Specifications. In the event that the Parties reach an agreement on the non-conformance to the Specifications as a result of the above re-test, DSP shall replace such Compound and the cost of the replacement reasonably incurred by the Parties shall be borne by DSP.

If the results of the re-test performed by each Party are inconsistent, the Parties shall have the Compound tested by a reputable Third Party testing organization selected by mutual agreement of the Parties and cooperate in the furnishing of necessary analytical methodology, subject to appropriate safeguards of confidentiality, to such testing organization. The decision of such Third Party testing organization shall be binding upon both Parties and the Party whose test results are inconsistent with those of the Third Party testing organization shall bear the costs of having such Third Party test the Compound. In addition, if the decision of the Third Party testing organization shows that the Compound does not meet the Specifications, DSP shall replace such Compound with no charge to Chelsea. The non-conforming Compound shall be returned to DSP or destroyed by Chelsea or its designee at the expense of DSP in accordance with DSP’s instructions.

5.5	Inspection by Chelsea

Chelsea may inspect facilities of DSP or DSP’s Affiliate during normal business hours of the facilities upon a reasonable prior written notice and DSP shall accept or shall have its Affiliate accept such inspection to the extent such facilities relate to the manufacture of the Compound.

DSP shall use Commercially Reasonable Efforts to have the Third Parties, who are entrusted or contracted all or a part of manufacturing process of the Compound, if any, accept the foregoing inspections by Chelsea.

5.6	Inspection by Regulatory Authority

DSP shall accept, have its Affiliate accept, and seek to have the Third Parties, who are entrusted or contracted all or a part of manufacturing process of the Compound, if any, accept, the inspection by the Regulatory Authority if it is required for Chelsea to maintain the Marketing Authorization Approval. Chelsea shall use Commercially Reasonable Efforts to obtain the information on such inspection in advance and forward it to DSP. DSP shall permit Chelsea or Chelsea’s Affiliates to be present at any inspection by the Regulatory Authority. If any issue on the manufacturing of the Compound is raised in the inspection by the Japanese, US and EU Regulatory Authorities, DSP shall inform Chelsea of the issue.

5.7	Retention of Samples and Records

DSP shall retain samples from each lot of the Compound manufactured for Chelsea in quantities sufficient for complete analysis and shall retain manufacturing batch records of each lot of the Compound. DSP shall retain such samples and records until the first (1st) anniversary of the expiration of the shelf life of each lot or such longer period of time that Chelsea notifies DSP in writing is required by applicable laws, rules or regulations. Chelsea shall also notify DSP of any additional records that are required to be retained for such period of time.

5.8	Quality Assurance Agreement

The Parties shall enter into a mutually agreed-upon quality assurance agreement (“Quality Assurance Agreement”) which shall set forth in detail the quality assurance arrangements and procedures of the Compound and the cGMP responsibilities between the Parties.

5.9	Customer Complaints

The Parties shall handle with customer complaints under the Quality Assurance Agreement.

5.10	Formulation and Packaging

Chelsea shall at its sole cost, expense, risk and responsibility carry out the formulation and packaging of the Finished Product. The formulation and packaging shall be carried out in compliance with any and all applicable laws and regulations of the Territory. Chelsea shall not sell, by itself through its Affiliates and Sublicensees, the Finished Product which does not meet the then-prevailing quality, specifications and test methods, formula and manufacturing process.

Chelsea shall at DSP’s request and Chelsea’s expense, provide DSP with an appropriate unit of samples of the Finished Product, together with manufacturing report including certificate of analysis.

6.	COMMERCIAL SUPPLY PRICE

6.1	The price of the Compound supplied to Chelsea hereunder for commercial use (the “Commercial Supply Price”) shall be the Manufacturing Costs plus [*] percent ([*]%) of such Manufacturing Costs. The Commercial Supply Price shall be the amount in Japanese Yen on the basis of FCA Kansai International Airport in Osaka, Japan, as defined by INCOTERMS 2000 as amended. In the event such Commercial Supply Price exceeds an average price (excluding any special or time-limited discount prices) quoted by a Third Party to Chelsea for the Compound with substantially similar specifications (the “Market Price”) to the Compound supplied by DSP as determined pursuant to Section 7.2 of the License Agreement or as agreed upon between the Parties, Chelsea and DSP shall discuss in good faith the possibility of reduction of the Commercial Supply Price to the level of the Market Price. In the event Chelsea and DSP do not agree to the reduction of the Commercial Supply Price within one hundred twenty (120) days of the commencement of negotiations as a result of a good faith dispute, then Chelsea may manufacture the Compound by itself or its designee reasonably acceptable to DSP, and the royalty paid by Chelsea under Section 4.3 of the License Agreement shall increase as provided for in Section 7.2 of the License Agreement. Notwithstanding the foregoing, in the event DSP is unable to supply Chelsea with the Compound in accordance with this Agreement, DSP shall provide Chelsea with the Manufacturing Technology so that Chelsea may manufacture the Compound by itself or its designee reasonably acceptable to DSP until DSP becomes able to, and has intention to, supply the Compound pursuant to this Agreement, and there shall be no such increase in royalty to be paid under the License Agreement.

6.2	In the event of change in economic circumstances including increase in expenses of raw materials of the Compound, Chelsea and DSP shall discuss in good faith the reasonable revision of the Commercial Supply Price.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

6.3	Upon the written request of Chelsea, and not more than once in each calendar year, DSP shall permit an independent certified public accounting firm selected by Chelsea, to have access during normal business hours, and upon reasonable prior written notice, to such records of DSP as may be reasonably necessary to verify the Manufacturing Costs for the Compound supplied hereunder. In the event the accounting firm reasonably concludes that an underpayment or overpayment was made, such underpayment or overpayment shall be specified in a written report issued by the accounting firm, along with the information on which such conclusion is based. This report will be delivered promptly to DSP. If such report concludes that an overpayment by more than five percent (5%) was made by Chelsea, DSP shall reimburse Chelsea for the cost reasonably incurred for the audit. The reimbursement of any such overpayment and the cost of the audit shall be due and payable to Chelsea by DSP within sixty (60) days of the date of such report. If such report concludes that an underpayment by more than five percent (5%) was made by Chelsea, Chelsea shall pay to DSP the amount of any such underpayment, which shall be due and payable to DSP by Chelsea within sixty (60) days of the date of such report.

7.	PAYMENTS

7.1	Payment Procedure

For each order for shipment of the Compound, DSP shall issue the invoice for the shipment in Japanese Yen, based on the Commercial Supply Price set forth in Section 6. Chelsea shall with each order deliver to DSP an irrevocable and confirmed letter of credit payable at sight and issued by a recognized bank accepted by DSP.

8.	CONFIDENTIALITY

8.1	Definitions

“Confidential Information” means confidential or proprietary information, data or know-how, whether provided in written, oral, visual or other form, provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, including but not limited to, the terms of this Agreement and information relating to the Disclosing Party’s existing or proposed research, development efforts, patent applications, business or products. Confidential Information shall not include any such information to the extent that the information: (i) is already known to the Receiving Party (other than under an obligation of confidentiality) at the time of disclosure (as evidenced by written records of the Receiving Party); (ii) is or becomes generally available to the public other than through any act or omission of the Receiving Party; (iii) is disclosed to the Receiving Party without obligation of confidentiality by a Third Party who had the legal right to disclose such information; or (iv) is independently discovered or developed by or on behalf of the Receiving Party without the use or benefit of the Confidential Information of the Disclosing Party (as evidenced by written records of the Receiving Party).

8.2	Confidentiality

The Receiving Party shall keep in confidence all Confidential Information of the Disclosing Party with the same degree of care it employs to maintain the confidentiality of its own Confidential Information, but no less than a reasonable degree of care. The Receiving Party shall not use such Confidential Information for any purpose other than in performance of or exercise of its rights or obligations under this Agreement or disclose the same to any person or entity other than to the Receiving Party’s and its Affiliates’ (and, if applicable, the Sublicensees’) employees, agents, or subcontractors who have a need to know such Confidential Information to implement the terms of or exercise of the Receiving Party’s rights or obligations under this Agreement. The Receiving Party shall advise any employee, agent or subcontractor who receives Confidential Information of the Receiving Party’s obligations, and the Receiving Party shall ensure that all such agents, employees and subcontractors comply with such obligations as if they had been a Party. The Receiving Party shall be liable for breach of this Section 8 by any of its employees, agents or subcontractors.

8.3	Permitted Disclosure and Use

The Receiving Party shall have the right to disclose Confidential Information if, in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is required by the applicable laws or regulations or the rules of any stock exchange, provided that, to the extent reasonably practicable, the Receiving Party gives adequate prior notice of such disclosure to the Disclosing Party to permit the Disclosing Party to intervene and to request protective orders or other confidential treatment. The Receiving Party shall cooperate reasonably with any such efforts by the Disclosing Party.

8.4	Confidentiality of this Agreement

The terms of this Agreement shall be deemed Confidential Information of each Party. Either Party may disclose the terms of this Agreement: (i) if, in the opinion of its counsel, such disclosure is required by applicable laws or regulations, provided that such Party shall seek appropriate confidentiality of those portions of the Agreement for which confidential treatment or a protective order is typically permitted by the relevant governmental authority; or (ii) as necessary in connection with any financing, merger, strategic partnership, or other similar transaction, subject to the execution of a confidentiality agreement with the applicable Third Party that receives the information and terms.

8.5	Return

Unless otherwise provided for in this Agreement, upon termination of this Agreement, the Receiving Party shall return all documents or other media containing Confidential Information of the Disclosing Party, except that each Party may retain one copy of all Confidential Information solely for establishing its obligations under this Agreement.

8.6	Remedies

Money damages shall not be an adequate remedy if this Section 8 is breached and, therefore, either Party may, in addition to any other legal or equitable remedies, be entitled to seek an injunction or other equitable relief against such breach or threatened breach without the necessity of posting any bond or surety.

8.7	Survival

This Section 8 shall survive the expiration or termination of this Agreement for a period of ten (10) years.

9.	INDEMNIFICATION

9.1	Indemnification by Chelsea

Subject to Sections 9.3 and 9.4, Chelsea shall defend, indemnify and hold harmless DSP and its Affiliates, other licensees for L-DOPS, and each of their officers, directors, shareholders, employees, successors and assigns from and against all claims of Third Parties, and all associated losses damages, claims, payments (collectively, “Losses”), to the extent arising out of: (i) Chelsea’s negligence or willful misconduct in performing any of its obligations or exercising its rights under this Agreement; (ii) breach by Chelsea of any of its representations, warranties, covenants, or agreements under this Agreement; or (iii) any performance hereunder of Chelsea, its Affiliates, agents, subcontractors or Sublicensees, except to the extent resulting from the negligence or willful misconduct, breach of this Agreement, or failure to comply with applicable laws or regulations, by DSP or its Affiliates, other licensees for L-DOPS, any of their officers, directors, employees, contractors, agents, other representatives, successors, or assigns.

9.2	Indemnification by DSP

Subject to Sections 9.3 and 9.4, DSP shall defend, indemnify and hold harmless Chelsea and its Affiliates, Sublicensees and each of their officers, directors, shareholders, employees, successors and assigns from and against all claims of Third Parties, and all associated Losses, to the extent arising out of: (i) DSP’s negligence or willful misconduct in performing any of its obligations or exercising its rights under this Agreement; or (ii) breach by DSP of any of its representations, warranties, covenants or agreements under this Agreement, except to the extent resulting from the negligence or willful misconduct, breach of this Agreement, or failure to comply with applicable laws or regulations, by Chelsea or its Affiliates, Sublicensees, any of their officers, directors, employees, contractors, agents, other representatives, successors, or assigns.

9.3	Procedure of Indemnification

A Party which intends to seek indemnification under this Section 9 (such Party hereinafter referred to as the “Indemnitee”) for a Loss in respect to a claim by a Third Party (“Third Party Claim”), shall promptly give written notice thereof to the Party from whom indemnification is sought (such other Party hereinafter referred to as the “Indemnitor”) within a reasonable period of time after the assertion of such Third Party Claim; provided, however, that the failure to provide written notice of such Third Party Claim within a reasonable period of time shall not relieve Indemnitor of any of its obligations hereunder, except to the extent that Indemnitor is materially prejudiced by such failure. Indemnitor may assume the complete control of the defense, compromise or settlement of any Third Party Claim (provided that any settlement of any Third Party Claim that: (i) subjects Indemnitee to any non-indemnified liability; or (ii) admits fault or wrongdoing on the part of Indemnitee shall require the prior written consent of such Indemnitee, provided such consent shall not be unreasonably withheld), including, at its own expense, employment of legal counsel, and at any time thereafter Indemnitor shall be entitled to exercise, on behalf of Indemnitee, any rights which may mitigate the extent or amount of such Third Party Claim; provided, however, that if Indemnitor shall have exercised its right to assume control of such Third Party Claim, Indemnitee (x) may, in its sole discretion and at its own expense, employ legal counsel to represent it (in addition to the legal counsel employed by Indemnitor) in any such matter, and in such event legal counsel selected by Indemnitee shall be required to confer and cooperate with the counsel of Indemnitor in such defense, compromise or settlement for the purpose of informing and sharing information with Indemnitor; (y) shall, at Indemnitor’s own expense, make available to Indemnitor those employees, officers, contractors, and directors of Indemnitee whose assistance, testimony or presence is necessary or appropriate to assist Indemnitor in evaluating and in defending any such Third Party Claim; provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of Indemnitee; and (z) shall otherwise fully cooperate with Indemnitor and its legal counsel in the investigation and defense of such Third Party Claim.

9.4	Consequential Damages

IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES OR CHELSEA’S SUBLICENSEES OR DSP’S OTHER LICENSEES FOR L-DOPS BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, TREBLE OR CONSEQUENTIAL DAMAGES INCLUDING LOST PROFITS, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY.

10.	EXPRESS WARRANTIES

10.1	The Parties intend and agree that this Agreement is not subject to the Uniform Commercial Code in force in any state of the USA, and that no warranties exist beyond these stated in this Agreement. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR

IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

11.	TERM AND TERMINATION

11.1	Term

Unless otherwise mutually agreed to by the Parties or earlier terminated as provided herein, this Agreement shall continue in effect for the Supply Term.

11.2	Early Termination of License Agreement

In the event that the License Agreement is early terminated prior to its expiration, this Agreement shall be automatically terminated simultaneously, in which case, each Party shall be entitled to the remedies set forth in the License Agreement.

11.3	Termination for Material Breach

Either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event that the other Party materially breaches its obligations under this Agreement; provided that, if such breach can be cured, the breaching Party shall have sixty (60) days after receipt of written notice thereof from the non-breaching Party to cure such breach. Any such termination shall become effective at the end of such 60-day period unless the breaching Party has cured any such breach prior to the expiration of such 60-day period (or, if such breach is capable of being cured but cannot be cured within such 60-day period, the breaching Party has commenced and used diligent efforts to cure such breach, provided that, in such instance, such cure must have occurred within one hundred twenty (120) days after receipt of written notice thereof from the non-breaching Party).

11.4	Termination for Bankruptcy

This Agreement may be terminated by either Party within thirty (30) days upon written notice in case the other Party makes an assignment for the benefit of creditors or become involved in receivership, bankruptcy (but excluding Chapter 11 bankruptcy under the U.S. Bankruptcy Act, and the Japanese Civil Rehabilitation Law and the Japanese Corporate Reorganization Law) or other insolvency or debtor relief proceedings, or any similar proceedings, or in proceedings, voluntary or forced, whereby the other Party is limited in the free and unrestrained exercise of its own judgment as to the carrying out of the terms of this Agreement.

11.5	Regulatory Responsibilities of Both Parties

Even after the termination for any ground, each Party shall comply with the regulatory requirements which the Regulatory Authority of the relevant countries imposes on the Parties, if any.

11.6	Outstanding Payments

Expiration or any termination of this Agreement for any reason shall not release Chelsea from any obligation to make any payments to DSP under this Agreement which were due and payable prior to the effective date of expiration or termination. Upon the termination of this Agreement by DSP under Section 11.3 or 11.4, outstanding debts of Chelsea due to DSP shall become immediately due irrespective of any payment terms previously agreed upon the Parties.

11.7	Accrued Rights and Surviving Clauses

Except as provided elsewhere, expiration or termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination or expiration. Such termination or expiration shall not relieve any Party from obligations that are expressly or by implication intended to survive termination or expiration of this Agreement, including but not limited to, definitions, rights to payment, and Sections 7, 8, 9, 10, 11.5, 11.6, 11.7, and 12 and shall not affect or prejudice any provision of this Agreement which is expressly or by implication provided to come into effect on, or continue in effect after, such termination or expiration.

12.	MISCELLANEOUS PROVISIONS

12.1	Relationship of the Parties

For all purposes, Chelsea’s legal relationship under this Agreement to DSP shall be that of independent contractor. This Agreement is not a partnership agreement and nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers between the Parties.

12.2	Force Majeure

The occurrence of an event which materially interferes with the ability of a Party to perform its obligations or duties hereunder, which is not within the reasonable control of the Party affected (including any of its Affiliates and Sublicensees), and which could not with the exercise of due diligence have been avoided (“Force Majeure Event”), including but not limited to, fire, accident, strike, riot, civil commotion, act of God, inability to obtain raw materials, delay or errors by shipping companies or change in law, shall not excuse such Party from the performance of its obligations or duties under this Agreement, but shall merely suspend such performance during the Force Majeure Event. The Party subject to a Force Majeure Event shall promptly notify the other Party in writing of the occurrence and particulars of such Force Majeure Event and shall provide the other Party, from time to time, with its best estimate of the duration of such Force Majeure Event and with notice of the termination thereof. The Party so affected shall use Commercially Reasonable Efforts to avoid or remove such causes of non-performance as soon as is reasonably practicable. Upon termination of the Force Majeure Event, the performance of any suspended obligation or duty shall promptly recommence. The Party subject to the Force Majeure Event shall not be liable to the other Party for any direct, indirect, consequential, incidental, special, punitive, exemplary or other damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement by reason of the occurrence of a Force Majeure Event, provided such Party complies in all material respects with its obligations under this Section 12.2.

12.3	Governing Law and Arbitration

This Agreement shall be governed by and construed and enforced in accordance with the laws of England, excluding that body of law known as choice of law, and shall be binding upon the Parties in the United States and worldwide. All disputes with respect to this Agreement which cannot be solved amicably between the Parties shall be finally settled by arbitration held in the English language in accordance with the Rules of Arbitration of International Chamber of Commerce. The arbitration shall be held in Osaka, Japan if the arbitration is initiated by Chelsea and in Charlotte, North Carolina, USA if the arbitration is initiated by DSP. The award rendered by the arbitration shall in any case be final and binding upon the Parties hereto. Judgment upon the award may be entered in any court having jurisdiction thereof.

12.4	Assignment

This Agreement may not be assigned by either Party without the prior written consent of the other Party; provided that either Party may, without such consent, assign this Agreement, in whole or in part, to any of its Affiliates if such Party guarantees the performance of this Agreement by such Affiliate; and provided further that either Party may, without such consent, assign this Agreement to a successor to all or substantially all of the assets or business of such Party to which this Agreement relates, whether by merger, sale of stock, sale of assets or other similar transaction. In any event, the assigning Party shall provide the other Party with ten (10) business days’ prior written notice of assignment. Any assignment in violation of this provision is void and without effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their permitted successors, legal representatives and assigns.

12.5	Notices

All demands, notices, consents, approvals, reports, requests and other communications hereunder must be in writing, in English, and shall be deemed to have been duly given only if delivered personally, by facsimile with confirmation of receipt, by airmail (first class, postage prepaid), or by overnight delivery using a globally-recognized carrier, to the Parties at the following addresses:

DSP:

Dainippon Sumitomo Pharma Co., Ltd.

5-51, Ebie 1-chome, Fukushima-ku, Osaka 553-0001, Japan

Attn: Director, International Business Affairs

Facsimile: +81-6-6454-8162

Chelsea:

Chelsea Therapeutics, Inc.

13950 Ballantyne Corporate Place, Suite 325, Charlotte, NC 28277, USA

Attn: Simon Pedder, Ph.D.

Facsimile: +1-704-752-1479

or to such other address as the addressee shall have last furnished in writing in accord with this provision. Any such communication shall be deemed given: (i) when delivered, if personally delivered or sent by facsimile on a business day; (ii) on the seventh (7th) business day after posting, if sent by airmail; (iii) on the fourth (4th) business day after dispatch, if sent by an internationally recognized overnight courier; and (iv) upon receipt, if sent in any other manner.

12.6	Severability

If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

12.7	Headings

The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

12.8	Waiver

No waiver of any term or condition of this Agreement shall be effective unless set forth in a written instrument that explicitly refers to this Agreement that is duly executed by or on behalf of the waiving Party. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any prior, concurrent or future occasion. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by applicable law or otherwise, shall be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

12.9	Entire Agreement

This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all previous agreements and understandings between the Parties, whether written or oral, including but not limited, to all proposals, negotiations, conversations, letters of intent, memoranda of understanding or discussions, between Parties relating to the subject matter of this Agreement and all past dealing or industry custom, provided that in case of conflict between this Agreement and the License Agreement, the License Agreement shall prevail.

12.10	Modification

This Agreement may be altered, amended or changed only by a writing making specific reference to this Agreement and the clause to be modified, which amendment is signed by duly authorized representatives of Chelsea and DSP.

12.11	Counterparts

This Agreement may be executed in two (2) counterparts, each of which, when executed, shall be deemed to be an original and both of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the dates indicated below.

DAINIPPON SUMITOMO PHARMA CO., LTD.		CHELSEA THERAPEUTICS, INC.

By		By
Name:	Kenjiro Miyatake	Name:	Simon Pedder, Ph.D.
Title:	President	Title:	President and Chief Executive Officer
Date:		Date: